UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒       Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ZURN ELKAY WATER SOLUTIONS CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

on May 2, 2024

To the Stockholders of Zurn Elkay Water Solutions Corporation:

Zurn Elkay Water Solutions Corporation will hold its annual meeting of stockholders at its corporate offices at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204, on May 2, 2024, at 9:00 a.m. Central Time for the following purposes:

1.	To elect three directors to serve for three-year terms expiring at the annual meeting to be held in 2027;

2.

To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the proxy statement;

3.	To hold an advisory vote related to the frequency of future advisory votes to approve the compensation of the Company’s named executive officers;

4.	To approve the Zurn Elkay Water Solutions Corporation Employee Stock Purchase Plan;

5.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Zurn Elkay Water Solutions Corporation’s stockholders of record at the close of business on March 4, 2024, will be entitled to vote at the meeting or any adjournment of the meeting. On or about March 22, 2024, we expect to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and Annual Report, as well as vote, online. We encourage stockholders to vote in advance of the meeting.

We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.

By order of the Board of Directors

Jeffrey J. LaValle
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

March 22, 2024

You may vote in person or by using a proxy as follows:

• By internet:	Go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website because you will need the control number from the notice to vote.

• By telephone:

Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call because you will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 2, 2024

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:  WHEN IS THE ANNUAL MEETING?

A: Zurn Elkay Water Solutions Corporation (“Zurn Elkay,” “we,” “us,” “our” or the “Company”) will hold its annual meeting of stockholders at its corporate offices at 511 W. Freshwater Way, Milwaukee, Wisconsin 53204, on Thursday, May 2, 2024, at 9:00 a.m. Central Time.

Q: WHEN IS THE PROXY MATERIAL FIRST BEING MADE AVAILABLE TO STOCKHOLDERS?

A: On or about March 22, 2024, Zurn Elkay expects to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy material over the internet.

Q: WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A PRINTED COPY OF THE PROXY MATERIAL?

A: Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy material over the internet instead of mailing a printed copy of the proxy material to each stockholder. As a result, we are mailing stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy material, including our proxy statement and Annual Report, and vote via the internet. Stockholders will not receive printed copies of the proxy material unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or as provided below.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to Be Held on May 2, 2024

The proxy statement and Annual Report to security holders are available at

http://www.astproxyportal.com/ast/17558

Q: HOW CAN STOCKHOLDERS REQUEST PAPER COPIES OF THE PROXY MATERIAL?

A: Stockholders may request that paper copies of the proxy material, including the Annual Report, proxy statement and proxy card, be sent to them without charge as follows:

• By internet:	https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

• By e-mail:	help@equiniti.com

• By telephone:	888-Proxy-NA (888-776-9962) in the United States or 201-299-6210 (for international callers)

When you make your request, please have available your personal control number contained in the notice we mailed to you. To assure timely delivery of the proxy material before the annual meeting, please make your request no later than April 22, 2024.

Q: WHAT AM I VOTING ON?

A: At the annual meeting you will be voting on the following proposals:

1.	The election of three directors to serve for three-year terms expiring at the annual meeting to be held in 2027. This year’s board nominees are:

• Todd A. Adams • George C. Moore • Rosemary Schooler

2.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.

3.	An advisory proposal to approve the frequency of future advisory votes to approve the compensation of the Company’s named executive officers.

4.	The approval of the Zurn Elkay Water Solutions Corporation Employee Stock Purchase Plan.

5.	A proposal to ratify the selection of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

Q: WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A: The board of directors is soliciting this proxy and recommends the following votes:

1.	FOR each of the board’s nominees for election as director.

2.	FOR approval of the compensation of the Company’s named executive officers.

3.	FOR approval of maintaining “1 YEAR” as the frequency of future advisory votes to approve the compensation of the Company’s named executive officers.

4.	FOR approval of the Zurn Elkay Water Solutions Corporation Employee Stock Purchase Plan.

5.	FOR the ratification of the selection of EY as the Company’s independent registered public accounting firm for 2024.

Q: WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A: To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a plurality of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes. Our bylaws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.

Assuming a quorum is present, the results of the advisory vote to approve the compensation of the Company’s named executive officers will be determined by a majority of shares voting on such matter. Abstentions and broker non-votes will not affect this vote, except insofar as they reduce the number of shares that are voted. This is an advisory vote and is not binding on the Company. However, the Compensation Committee, the board and the Company review the voting results carefully and take them into consideration when evaluating and making future decisions regarding executive compensation.

To determine the results of the advisory vote related to the frequency of future advisory votes to approve named executive officer compensation, the frequency receiving the greatest number of votes, whether every year, every two years or every three years, will be considered the frequency approved by stockholders. Abstentions and broker non-votes do not constitute votes for any particular frequency and will have no effect on the outcome of this advisory vote. This is an advisory vote and is not binding on the Company. However, the Compensation Committee, the board and the Company review the voting results carefully and take them into consideration when evaluating and making future decisions regarding the frequency of future advisory votes to approve executive compensation.

An affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the approval of the Zurn Elkay Water Solutions Employee Stock Purchase Plan. Abstentions will act as votes against this proposal. Broker non-votes will not affect this vote, except insofar as they reduce the number of shares that are voted.

An affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the ratification of the selection of EY as the Company’s independent registered public accounting firm. Consequently, abstentions will act as votes against this proposal. Since brokers have discretionary authority to vote on this proposal, we do not anticipate any broker non-votes with regard to this matter.

Q: WHAT IF I DO NOT VOTE?

A: The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. Your broker is also not permitted to vote your shares in its discretion on matters related to executive compensation, including the advisory vote to approve executive compensation. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q: WHO MAY VOTE?

A: You may vote at the annual meeting if you were a stockholder of record as of the close of business on March 4, 2024, which is the “Record Date.” Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Zurn Elkay had 173,133,539 shares of common stock outstanding. Any stockholder entitled to vote may vote either by attending in person or by duly authorized proxy.

Q: HOW DO I VOTE?

A: You may vote either in person at the annual meeting or in advance of the meeting by authorizing–by internet, telephone or mail–the persons named as proxies on the proxy card, Todd A. Adams, Mark W. Peterson and Jeffrey J. LaValle, to vote your shares in accordance with your directions. We recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed.

We encourage you to vote in advance of the meeting via the internet, as it is the most cost-effective method available. If you choose to vote your shares in advance of the meeting via the internet or by telephone, there is no need for you to request or mail back a proxy card.

• By internet:	A stockholder of record may go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website because you will need the control number from the notice to vote.

• By telephone:

Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-201-299-4446 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call because you will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If your shares are not registered in your name (for example, held through a broker or bank), then you vote by giving instructions to the firm that holds your shares rather than using any of the methods discussed above. Please check the voting form from the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE REQUEST TO VOTE?

A: It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy material in the future by contacting our transfer agent, Equiniti Trust Company LLC, toll-free at 1-800-937-5449.

Q: WHAT IF I OWN SHARES AS PART OF ZURN ELKAY’S 401(k) PLAN?

A: Stockholders who own shares as part of Zurn Elkay’s 401(k) Plan (the “401(k) Plan”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted proportionally based on the shares for which voting directions have been received from participants in the 401(k) Plan.

Q: WHO WILL COUNT THE VOTE?

A: Equiniti Trust Company LLC, our transfer agent, will use an automated system to tabulate the votes. Officers or employees of the Company will serve as the inspector(s) of election.

Q: WHO MAY ATTEND AND PARTICIPATE IN THE ANNUAL MEETING?

A: Only stockholders of record as of the close of business on the Record Date, or their proxy holders or the underlying beneficial owners, may attend the annual meeting. However, seating is limited and will be on a first-arrival basis.

To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of Zurn Elkay common stock and a form of photo identification; or

•

If a broker or other nominee holds your shares, bring proof of ownership of Zurn Elkay common stock on or about the Record Date through such broker or nominee (or a proxy received from such holder) and a form of photo identification.

Q: CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A: Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by submitting a new proxy, or by providing written notice to the Corporate Secretary, or acting secretary of the meeting, and by voting in person at the meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

If a broker, bank or other nominee holds your shares and you wish to change your proxy prior to the voting thereof, please contact the broker, bank or other nominee to determine whether, and if so how, such proxy can be revoked.

Q: MAY I VOTE AT THE ANNUAL MEETING?

A: If you vote through the internet or by telephone, or complete a proxy card, then you may still vote at the annual meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting, you must obtain a legal proxy issued in your name from the broker, bank or other nominee; otherwise, you will not be permitted to vote in person at the annual meeting.

Q: WHO IS MAKING THIS SOLICITATION?

A: This solicitation is being made on behalf of Zurn Elkay by its board of directors. Zurn Elkay will pay the expenses in connection with the solicitation of proxies. Upon request, Zurn Elkay will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and Annual Report to the beneficial owners of shares which such persons hold of record. Zurn Elkay will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all stockholders. Paper copies of the proxy material will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials. Proxies may be solicited in person, or by telephone, e-mail or fax, by officers and regular employees of Zurn Elkay who will not be separately compensated for those services. Zurn Elkay has retained Morrow Sodali to assist in the solicitation of proxies and to provide informational support and analysis for up to $12,000 plus expenses.

Q: WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A: We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, by January 5, 2024. We did not receive notice of any matters proper for the consideration by our stockholders by the deadline for this year’s annual meeting.

STOCKHOLDER UPDATE AND HIGHLIGHTS

Message from the Chairman and Chief Executive Officer

To our stockholders,

Thank you for your continued support and confidence in Zurn Elkay. Our long-term approach has always been — and will continue to be — building value in the collective best interest of all our stakeholders, including stockholders, associates, customers, suppliers, sales and distribution partners and, especially, our global environment.

In 2023 we continued to integrate and streamline into one distinctive clean water enterprise, unlocking the tremendous value for stockholders that the combination of two industry leaders – Zurn and Elkay – promised. During the year we delivered $233 million free cash flow, repurchased $125 million dollars of shares, increased our quarterly dividend by 14 percent, and ended with our lowest ever net debt leverage.

One year into the Zurn Elkay combination, the benefits from the transaction are clear, as we realized the expected synergy savings as well as the significant growth opportunity in clean filtered drinking water. Our team is stronger than ever, unified and focused on a sole mission around the delivery of the most important natural resource in the world: cleaner, safer water.

Our new product innovations are transformational. For example, in 2023, we launched a combined lead and PFOA/PFOS (PFAS) reducing filter for our bottle fillers and filtered faucets. As more is learned about the serious health effects of PFAS chemicals on people and as regulations evolve, we’re pleased to offer drinking water filtration solutions that are certified to reduce harmful contaminants in water consumed by students, patients and the overall public. We applaud activity we saw on the legislative side related to reducing lead in drinking water – with Michigan being the first state in the nation to pass Filter First legislation and Pennsylvania having introduced a similar bill. The Filter First legislation in Michigan requires all K-12 schools and childcare facilities in the state to install filtered bottle filling stations and filtered faucets for all water sources intended for human consumption.

The effective protection, conservation and management of the water we all depend on is central to how we are driving our business forward. As certain regions of the United States deal with water scarcity, it only amplifies how important water is to everyone’s daily life and the role our products can play in conservation and management of water. As a global leader in water management solutions, we are uniquely capable of solving complex water challenges on behalf of our global stakeholders as the world faces an array of climate- and water-related crises, including flooding and drought events exacerbated by climate change, water pollution and its impact on biodiversity and human health, and aging infrastructure that can contaminate water supplies.

More than just drinking water, our comprehensive portfolio of products help customers meet their sustainability goals – including pressure-reducing valves that conserve water, backflow preventers and grease interceptors that protect water sources, touchless faucets, flush valves and hand dryers that prevent the spread of germs, bottle fillers that reduce the use of single-use plastic bottles and digitally connected water management systems that minimize water waste while providing a return on investment for our customers. We also leverage our collective water expertise and resources to help improve lives in the communities where our associates live and work, expanding our giving and supporting them in the fight for worry-free water.

As validation of our guiding principle to always Do the Right Thing, these efforts earned us recognition from Newsweek and Statista as one of America’s Most Responsible Companies, for a fourth consecutive year, improving from No. 131 to No. 78.

Personally, I’m proud to be a part of the talented and dedicated associate team of Zurn Elkay. While we have accomplished many of our goals in 2023, we are even more energized and excited about the challenges and opportunities ahead. With your continued support, we are confident we can and will succeed in that regard.

Best Regards,

Todd A. Adams

Chairman of the Board and Chief Executive Officer

Recent Developments

Elkay Merger

•

On July 1, 2022, we completed the combination with Elkay Manufacturing Company (“Elkay”) through the merger of Elkay with and into a newly created subsidiary of the Company, with Elkay surviving as a wholly owned subsidiary of Zurn Elkay (the “Merger” or “Elkay Transaction”).

Spin-Off of PMC Segment

•

On October 4, 2021, we completed the spin-off of our Process & Motion Control (“PMC”) business in a Reverse Morris Trust transaction (the “RMT Transaction”) with Regal Rexnord Corporation (formerly Regal Beloit Corporation). The PMC business previously represented approximately 55% of our revenue and approximately 5,550 employees were transferred in connection with the spin-off. Zurn Elkay is now a stand-alone pure-play water solutions company.

Stockholder Outreach and Input

We value the opinions of our stockholders and regularly engage with them on various matters. After our 2023 annual meeting, our integrated outreach team, led by our Investor Relations group, General Counsel and Corporate Secretary’s office and Chief Human Resources Officer, conducted extensive stockholder outreach in December 2023 and January 2024 with the following objectives:

•	Attaining stockholder feedback on our strategy around: corporate governance, executive compensation, sustainability and other important matters.

•	Understanding stockholder questions, concerns, and priorities.

•	Providing insight into corporate governance, executive compensation, sustainability and enhancing overall communication with our stockholders.

As part of our outreach: • We invited stockholders representing approximately 67% of our outstanding common stock to meet with our integrated outreach team to share feedback.

•   We met with each stockholder who accepted our invitation. Overall, we met with holders of 61% of the outstanding common stock that we contacted as part of our outreach effort, representing approximately 41% of our outstanding common stock.

We received constructive feedback and support on board skills and diversity, corporate governance, executive compensation, sustainability and other matters. The feedback was presented to our executive management team and the Board for their review and consideration. The executive management team and the Board have carefully considered feedback from the stockholder discussions, and determined that our current practices generally reflect the sentiment of our stockholders and do not require material changes at this time. We will continue to seriously consider feedback from these discussions as we move forward.

Below is a summary of the feedback we received.

Stockholder Feedback	Background / Response

Board Diversity

Stockholders expressed satisfaction with our continued focus on board diversity, including that we have 30% female representation on the Board and a female chair leading the Nominating and Governance Committee.

•  Our Board of Directors reflects a broad diversity of backgrounds, experience, perspectives and talents. Our Board is comprised of ten directors, nine of whom are independent and three are female.

•  Female leadership role on the Board – Peggy Troy currently serves as Chair of the Nominating and Corporate Governance Committee and, as such, will serve a key role in future director searches.

Board Refreshment; Governance

Stockholders expressed their views regarding board refreshment efforts, including director tenure, evaluating director performance and recruiting directors with skills that meet the evolving needs of the Company. We also discussed with stockholders other corporate governance practices, including the history and rationale regarding the Company’s classified board structure.

•  We conduct rigorous director evaluations annually, including an evaluation of individual performance as well as overall board and committee performance.

•  We regularly review director tenure and succession planning.

•  We regularly review director skills and experiences to ensure that our Board members have the right mix of skills to meet the evolving needs of the Company in order to oversee and drive Company strategy.

•  Since 2019, we added 5 new directors to the Board, bringing fresh perspectives, skills and experience. In addition, our Board is comprised of ten directors, nine of whom are independent and three are female.

•  We regularly evaluate our corporate governance policies and practices to ensure they are market and in-line with stockholder expectations, and believe that our current structure and practices are in-line with similarly-situated companies.

Executive Compensation Philosophy

Stockholders discussed executive compensation philosophy and policies, sought to further understand and clarify aspects of our policies and discussed other desired practices and market trends.

•  We continued our practice of granting the CEO equity exclusively in the form of performance-based stock awards. We also continue to increase the percentage of performance-based stock awards for other executives.

•  We regularly evaluate our compensation policies and practices to ensure they are market and in-line with stockholder expectations.

Employee Stock Purchase Plan (ESPP) Stockholders expressed support for the ESPP as a way to grow employees’ ownership of the company and to align employees’ interests with those of stockholders.

•  Our Board has adopted the ESPP and is seeking stockholder approval at the 2024 Annual Meeting. We believe that an ESSP helps our ability to maintain a competitive position in attracting, retaining and motivating talented personnel, that the ability to participate in the ESPP is an attractive feature for our employees and potential employees, and that an ESPP further aligns the interests of employees and stockholders.

Stockholder Feedback	Background / Response

Sustainability

Stockholders expressed a desire for continued enhancements in disclosure regarding Zurn Elkay’s environmental, social and governance and sustainability practices, including information about progress on previously committed sustainability goals.

•  We understand the importance of establishing and achieving sustainability goals and will continue to improve our sustainability strategy by regularly reviewing our goals and the key performance indicators that help us measure our progress.

•  We will continue to evaluate the changing reporting frameworks and landscape to ensure we are providing the appropriate level of disclosure to stockholders.

The Board has considered, and will continue to seriously consider, feedback from these discussions as we review and evaluate our corporate governance, executive compensation and sustainability programs, and the evolution of our business.

PROXY STATEMENT HIGHLIGHTS

This section highlights selected information in this proxy statement. Please review the entire document before voting.

Voting Recommendations from the Zurn Elkay Board

Proposal 1: Zurn Elkay has a long-standing focus on building a diverse, highly-engaged, independent board that possesses the necessary skills, experiences, and qualifications to effectively oversee the business and the short- and long-term interests of our stockholders. Biographies for each of the nominees standing for election begin on page 21 and include descriptions of their occupation, experience, qualifications and skills. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the three individuals to serve as directors for a three-year term ending in 2027.

Proposal 2: The second proposal is an advisory vote to approve the compensation of the named executive officers. The compensation program elements are set on the principles of performance-based pay. The mix of cash and equity incentives are strongly tied to the financial performance of the Company, which align with the short- and long-term interests of our stockholders. The compensation program is reviewed by the Compensation Committee and includes considerations of competitive benchmarking and general input by our independent compensation consultant, Willis Towers Watson (“WTW”). In 2022 and again in 2023, we confirmed our focus on stockholder input by engaging in an outreach program to further understand specific questions, concerns and priorities. Details on the outreach campaign and stockholder feedback are discussed beginning on page 7.

Proposal 3: The third proposal is an advisory vote to approve the frequency of future advisory votes to approve the compensation of the Company’s named executive officers. The Company’s executive compensation programs are designed to drive long-term stockholder value. We believe that advisory votes to approve the compensation of the NEOs should be held every year so that our stockholders may annually express their views on our programs. The Company considers this input as it assesses whether these programs are appropriately motivating employees and driving stockholder value.

Proposal 4: The fourth proposal is a vote to approve the Zurn Elkay Water Solutions Corporation Employee Stock Purchase Plan (“ESPP”). The Employee Stock Purchase Plan would allow eligible employees to purchase shares of our common stock at eighty five percent (85%) of the fair market value. The number of common shares available for purchase under the ESPP will be 2,000,000 shares, subject to adjustment in the event of a change in capitalization. We believe that an ESSP helps our ability to maintain a competitive position in attracting, retaining and motivating talented personnel, that the ability to participate in the ESPP is an attractive feature for our employees and potential employees, and that an ESPP further aligns the interests of employees and stockholders.

Proposal 5: Finally, the fifth proposal is ratification of the selection of EY as our independent registered public accounting firm for 2024. The Audit Committee is involved in the annual review and engagement of EY and believes their continued retention is in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS STOCKHOLDERS VOTE “FOR” 1, 2, 4, and 5 AND “FOR” 1 YEAR ON PROPOSAL 3.

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has considered and nominated the following slate of nominees to stand for re-election for a three-year term expiring at the 2027 annual meeting of stockholders or until his or her successor is duly elected:

•	Todd A. Adams

•	George C. Moore

•	Rosemary Schooler

The biographies and qualifications of the three director nominees are set forth below under the heading “Nominees for Election for Terms Expiring at the 2027 Annual Meeting” starting on page 21.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

SEC rules require publicly-traded companies like Zurn Elkay to hold an advisory vote of their stockholders at least once every three years to approve the compensation of the named executive officers, as disclosed in the company’s proxy statement pursuant to Item 402 of the SEC’s Regulation S-K; Zurn Elkay discloses this information in “Compensation Discussion and Analysis” and “Executive Compensation” herein. Zurn Elkay currently holds these votes annually and, in accordance with SEC rules, is holding an advisory vote this year related to the frequency of such votes in the future; see “Proposal 3: Advisory Vote Related to the Frequency of Future Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers” below.

As described in the “Compensation Discussion and Analysis” below, our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based, as appropriate, on the financial performance of the Company or one of its specific businesses, segments or departments and we have increased the emphasis on performance-based compensation in recent years through our MICP, a sub-plan of the Performance Incentive Plan, and through the awarding of PSUs and other equity awards. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.

Accordingly, the following resolution will be submitted to our stockholders for approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our stockholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs. Additionally, please see page 7 for a discussion of the stockholder outreach that was conducted following our 2023 annual meeting of stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE RELATED TO THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

SEC rules also require publicly-traded companies to hold advisory votes at least every six years related to the frequency of future advisory votes to approve the compensation of the named executive officers. Advisory votes to approve the compensation of the named executive officers may be held every one, two or three years. At the 2018 annual meeting, stockholders voted in favor of advisory votes every one year, and, for the reasons discussed below, the board is recommending that the Company continue to hold such votes annually.

The Company’s executive compensation programs are designed to drive long-term stockholder value. We believe that advisory votes to approve the compensation of the named executive officers should be held every year so that our stockholders may annually express their views on our programs. The Company considers this input as it assesses whether these programs are appropriately motivating employees and driving stockholder value.

Similar to the advisory vote to approve the compensation of the named executive officers, this proposal is also an advisory vote and is not binding on the Company. However, as noted above, the Company values the opinions expressed by its stockholders, and will consider the outcome of the advisory votes to approve the compensation of the named executive officers itself and on the frequency of future advisory votes when making decisions on the frequency of future votes.

THE BOARD RECOMMENDS THAT YOU VOTE FOR “1 YEAR” AS THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: APPROVAL OF THE ZURN ELKAY WATER SOLUTIONS CORPORATION EMPLOYEE STOCK PURCHASE PLAN

The Company’s stockholders are asked to approve a proposal to create the Zurn Elkay Water Solutions Corporation Employee Stock Purchase Plan (“ESPP”). The following summary of the material terms of the ESPP is qualified in its entirety by the full text of the ESPP, a copy of which is attached to this Proxy Statement as Appendix A.

Summary of the Plan

Our Board has approved, subject to the approval of the stockholders, the adoption of the ESPP. We believe that an ESSP helps our ability to maintain a competitive position in attracting, retaining and motivating talented personnel, that the ability to participate in the ESPP is an attractive feature for our employees and potential employees, and that an ESPP further aligns the interests of employees and stockholders. The ESPP is a broad-based plan that allows eligible employees to purchase shares of our common stock at an amount equal to eighty five percent (85%) of the fair market value of a share of common stock as of the first trading day or the last trading day of the offering period, whichever is less. No shares will be purchased under the ESPP at less than the par value of the shares. The number of common shares initially available for purchase under the ESPP will be 2,000,000 shares, subject to adjustment in the event of a change in capitalization. The stock allocated to the participants in the ESPP may be authorized but unissued shares or treasury shares, including shares bought on the open market or otherwise for purposes of the ESPP.

All United States based regular full-time employees of the Company and designated subsidiaries whose customary employment is 30 or more hours per week and who have been continuously employed for at least 90 days are eligible to participate in the component of the ESPP that is compliant with Section 423 of the U.S. Internal Revenue Code (the “423 Component”). Company employees in other countries may be eligible to the extent determined by the Compensation Committee or by an officer or officers to the extent authorized by the Compensation Committee and under the Non-423 Component (as defined in the ESPP plan). Notwithstanding the foregoing, the Compensation Committee may exclude certain highly compensated and other employees, including citizens or residents of foreign jurisdictions where participation would be prohibited under the laws of such jurisdiction or would cause the ESPP to violate Section 423, from participation in the ESPP or the 423 Component. In addition, no employee is eligible to participate in the ESPP if, immediately after participating, the employee would own, directly or indirectly, five (5) percent or more of our common stock outstanding.

All eligible employees may participate in the ESPP by completing an enrollment agreement and electing to have payroll deductions made during a three-month offering period. Assuming the ESPP is approved by the stockholders, the first offering period under the ESPP will commence July 1, 2024 and end September 30, 2024. Subsequent offering periods are expected to commence on or around October 1, January 1, April 1, and July 1, of each year. During the course of an offering period, a participant may not increase or decrease the amount of his or her payroll deductions under the ESPP. Upon termination from employment, any payroll deductions that were not used to purchase stock will be returned to the individual. For any calendar year, a participant may not purchase more than $25,000 of Company stock (determined at the fair market value of the shares as of the beginning of each offering period). The Company annually may determine, in its sole discretion, to establish a minimum or maximum dollar amount or percentage of compensation that an eligible employee is entitled to authorize for payroll deductions during a calendar year, which restrictions shall apply to all eligible employees and fall within the parameters of Section 423 of the U.S. Internal Revenue Code for the 423 Component of the plan. A participant has the right to direct the vote of his or her shares held in the ESPP.

Shares purchased under the ESPP will be credited to an account with a transfer agent or a securities brokerage firm, as determined by the Company, in the name of the participant. Participants will not incur any brokerage commissions or service charges for purchases of common stock under the ESPP. However, if a participant desires to sell some or all of their shares, they may do so through the transfer agent or securities brokerage firm subject to any applicable fee or through any means as the Company may permit.

The ESPP will continue in effect until February 1, 2034, subject to the Company’s right to amend or terminate the ESPP at any time. In the event of termination, any uninvested cash will be refunded to participants.

U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the ESPP. Pursuant to Section 423 of the Internal Revenue Code, participating employees in the 423 Component of the ESPP are able to enjoy favorable tax treatment with regard to the shares purchased including the deferral of tax liability until the shares are sold and the taxing of any gain at capital gains rates. The required holding period to receive capital gains for favorable income tax treatment upon disposition of common stock acquired under the ESPP is two years after the deemed “option” is granted (the first day of the offering period). When the common stock is disposed of prior to the expiration of the required holding period, the participant recognizes ordinary income to the extent of the difference between the price actually paid for the common stock and the fair market value of the common stock on the date the option was exercised (the purchase date), regardless of the price at which the common stock was sold.

New Plan Benefits

Participation in the ESPP is entirely within the discretion of the eligible employees of the Company. As a result, the Company cannot forecast the extent of future participation. Therefore, the Company has omitted the tabular disclosure of the benefits or amounts allocated under the ESPP.

Registration With the SEC

If the ESPP is approved by our shareholders, we intend to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ZURN ELKAY WATER SOLUTIONS CORPORATION EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 5: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

The board of directors proposes that the stockholders ratify the selection by the Audit Committee of EY to serve as the Company’s independent registered public accounting firm for 2024. In making its decision to reappoint EY for 2024, the Audit Committee considered the qualifications, performance and independence of EY and the audit engagement team, the quality of its discussions with EY and the fees charged for the services provided. EY has served as Zurn Elkay’s, or its predecessor companies’, independent registered public accounting firm since 2002. Pursuant to the Sarbanes-Oxley Act and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although stockholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of EY to our stockholders for ratification to permit stockholders to participate in this important decision. If the stockholders fail to ratify the Audit Committee’s selection of EY as the Company’s independent registered public accounting firm for 2024 at the annual meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of EY will be at the annual meeting to answer your questions and to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Zurn Elkay’s management and independent auditors throughout the financial reporting process and approves the hiring, retention and fees paid to the independent auditors. The board of directors has adopted a written charter for the Audit Committee, which includes among other things, the duties and responsibilities of the Audit Committee; the current version of the charter is available on Zurn Elkay’s website. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.

During 2023, the Audit Committee discussed with management its evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023, and discussed with the independent auditors their evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the Company’s internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. Each of Messrs. Bartlett, Butler and Moore is independent as independence is defined in Rule 10A-3 of the Securities Exchange Act and under listing standards of the New York Stock Exchange (the “NYSE”).

In connection with its function to oversee and monitor the financial reporting process of Zurn Elkay and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the year ended December 31, 2023, with Zurn Elkay management;

•	discussed with EY, Zurn Elkay’s independent auditors, those matters which are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•

received the written disclosure and the letter from EY required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Zurn Elkay’s Annual Report on Form 10-K for the year ended December 31, 2023. The Audit Committee further confirmed the independence of EY.

Members of the Audit Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

George C. Moore (Chair)

Mark S. Bartlett

Don Butler

AUDITORS

Fees and Services

Fees paid to EY for services for 2023 and 2022 were as follows:

	2023	2022
Audit fees:	$1,753,750	$1,467,000
Audit-related fees:	0	86,000
Tax fees:	202,680	236,490
All other fees:	0	0

The above amounts relate to services provided for the indicated periods, irrespective of when they were billed. Audit fees included services and expenses related to 2023 and 2022 financial statement audits, including quarterly reviews and certain statutory audits of foreign subsidiaries. Audit-related fees principally include due diligence, accounting consultations and audits in connection with the Elkay Merger. Tax services consisted of tax return preparation, tax audit assistance and various other tax-related consulting projects. The Audit Committee considered the compatibility of the audit and non-audit services provided by EY with the maintenance of that firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

All of the services described above were approved by the Audit Committee in advance of the services being rendered.

The Audit Committee is responsible for the appointment, compensation, oversight and evaluation of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits, acquisition due diligence and tax work to be performed by the Company’s independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon its familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. In making its recommendation to ratify the appointment of EY as our auditor for 2024, the Audit Committee has considered whether the non-audit services provided by them are compatible with maintaining their independence. The Chief Financial Officer regularly reports to the Audit Committee regarding the aggregate fees for which the independent registered public accounting firm has been engaged for such engagements, projects and categories of services compared to the approved amounts.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

We remain committed to robust corporate governance practices that provide meaningful rights to our stockholders and ensure Board and management accountability, ultimately supporting long-term value creation for our stockholders.

Corporate Governance Highlights

Effective Board Leadership and Independent Oversight	Stockholder Rights

✓   CEO is the only non-independent director

✓   Focus on refreshment: 5 new directors added since 2019 who expand the Board’s diversity, perspectives, and skills

✓   Lead independent director with specified duties and responsibilities

✓   Director retirement policy at age 75

✓   Board benefits from diverse experiences and backgrounds

✓   30% female representation on the Board

✓   Director and committee evaluations performed annually

✓   100% independence on key committees of the Board

✓   Directors who do not receive a majority of votes cast in uncontested elections must offer their resignation

✓   One share, one vote (no dual-class stock)

✓   Majority standard for approval of mergers and bylaw and charter amendments

✓   Annual say-on-pay voting

✓   Annual shareholder outreach conducted to solicit feedback from investors

✓   Nominating and Corporate Governance Committee regularly reassesses adequacy of Company’s overall corporate governance framework

Engaged Board with the Right Skills and Expertise to Oversee Value Creation

The following charts highlight Board composition and key skills of our director nominees and continuing directors on the Board. Additional information about each director’s experience and qualifications is set forth in their profiles, starting on page 21.

ZURN ELKAY’S BOARD OF DIRECTORS
Director	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Sustainability Committee
Todd A. Adams ($)	CEO
Mark S. Bartlett ($)	X	X
Don Butler ($)	X	X		X
Thomas D. Christopoul ($)	X		Chair
Timothy J. Jahnke ($)	X
David C. Longren	X		X		Chair
Emma M. McTague	X		X	X
George C. Moore ($)	X	Chair			X
Rosemary Schooler	X		X
Peggy N. Troy	X			Chair	X

$ – Financial expertise

DIRECTOR SKILL AND DIVERSITY MATRIX

Our Board is comprised of committed, qualified individuals with a diverse and complementary blend of skills, business and personal experiences, backgrounds and expertise, including the following:

	Adams	Bartlett	Butler	Christopoul	Jahnke	Longren	McTague	Moore	Schooler	Troy
Qualifications and Experience
Public Company CEO/COO	X			X	X	X
Financial & Accounting	X	X	X	X	X			X
Global Operations	X	X	X	X	X	X	X	X	X
Industry Experience	X	X		X	X	X	X	X
Public Company Director	X	X		X	X				X
Manufacturing	X		X		X	X		X	X
HR & Compensation	X			X	X		X	X		X
Corporate Governance	X	X		X	X	X		X		X
Cybersecurity			X					X	X
Sustainability	X					X	X	X	X	X
Demographics and Board Tenure
Diversity (Gender)							•		•	•
Diversity (Race)			•
Age (at Annual Meeting)	53	73	60	59	64	65	50	68	56	72
Board Tenure	15	12	3	11	2	8	1	9	5	5

Selection Criteria for Directors

The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. Zurn Elkay’s board member selection criteria include:

•	Personal and professional integrity, ethics and values.

•	Experience in corporate or financial management, such as serving as an officer or former officer of a publicly held company.

•	Experience in the Company’s industry and with relevant social policy concerns.

•	Experience as a board member of another publicly held company.

•	Academic expertise in an area of the Company’s operations or financial or other areas relevant to the Company.

•	Practical and mature business judgment.

•	Such other criteria as the board or the nominating and corporate governance committee may from time to time determine.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure the right mix of skills, experience and backgrounds needed for the foreseeable future, and will change the membership mix of the board as required to meet such needs. Important skills and experiences currently identified are as follows:

•	Significant chief executive officer and/or chief operating officer experience in a publicly traded company, or a major division of a publicly traded company.

•	International experience, with an understanding of conducting business on a global basis.

•

Financial and accounting skills and experience in a public accounting firm or a public company, preferably with controller and/or chief financial officer experience, in order to fulfill the SEC requirements of an audit committee “financial expert.”

•	Relevant manufacturing management background from a well-respected manufacturing-based company.

•

Considerable human resources management experience involving the design of both short- and long-term compensation programs, an understanding of benefit plans and experience managing succession planning and leadership development for a successful company.

•	Experience in one or more of the industries that are served by the Company.

The Company’s Corporate Governance Guidelines provide that, if a director experiences a significant change in employment status from the status when that director was most recently elected to the board, the director must inform the chairperson of the change and offer a letter of resignation. The Nominating and Corporate Governance Committee will evaluate the director’s change in status and the board will then decide whether to accept or decline the director’s resignation. The Corporate Governance Guidelines also provide that, as a general policy, executive officers of the Company who are directors will resign from the board upon the termination of their employment with the Company. In addition, the Company’s Corporate Governance Guidelines provide that the board generally will not nominate individuals for election or re-election as directors after they have attained age 75, although a director who reaches age 75 during a term may continue to serve for the remainder of the director’s term. Further, the Corporate Governance Guidelines require directors to advise the chairperson of the board and the chairperson of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another board. A non-executive director of the board may serve as a director of another public company only to the extent such position does not conflict or interfere with such person’s service as a director of the Company; an executive director may not serve as a director of another public company without the board’s consent.

The Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter state that the Nominating and Corporate Governance Committee will identify candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. The board believes that the use of the Nominating and Corporate Governance Committee’s general criteria, along with non-discriminatory policies, will best promote a board that shows diversity in many respects.

Nominees for Election at this Meeting

Our bylaws provide that the number of directors shall be not less than eight or more than 15, with the number to be set by the board from time to time. Currently, the size of the Board is 10 members. The board sets its size so that the board will possess, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives as well as to maintain a sufficient number of independent directors.

Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class are elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors are distributed among the three classes so that, as nearly as possible, each class consists of one-third of our directors. From time to time, a director is elected to a class with a shorter term, or moved into a different class, to rebalance the classes. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

Directors are elected by a plurality of votes cast in person or by proxy at the meeting and entitled to vote on the election of directors. Our bylaws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.

Stockholders are being asked to elect three directors to serve for three-year terms expiring at the annual meeting to be held in 2027. This year’s board nominees for election for terms expiring at the 2027 annual meeting of stockholders are Todd A. Adams, George C. Moore and Rosemary Schooler.

It is our policy that the board of directors should reflect a broad diversity of backgrounds, experience, perspectives and talents. When the Nominating and Corporate Governance Committee of the board determines which directors to nominate for election at any meeting of stockholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information about the criteria used to evaluate board membership, see “Selection Criteria for Directors” above.

The following is information about the experience and attributes of the director nominees and Zurn Elkay’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for board membership and/or nominated for election, as well as why they continue to serve on the board.

Nominees for Election for Terms Expiring at the 2027 Annual Meeting

Todd A. Adams Chairman of the Board and CEO, Zurn Elkay Age: 53 Director Since: 2009 Chairman Since: 2020

Professional Experience: Mr. Adams currently serves as Chairman of the Board and Chief Executive Officer of Zurn Elkay. Mr. Adams joined us in 2004 and has served in various roles, including President and Chief Financial Officer. Mr. Adams is also a director and member of the audit and compliance committee of Badger Meter, Inc.

Qualifications: Mr. Adams serves on our board of directors because he has significant experience in the manufacturing industry and an in-depth knowledge of Zurn Elkay and our business as well as because he is our Chief Executive Officer.

George C. Moore Executive Chairman, IPS Corporation Age: 68 Director Since: 2015

Professional Experience: Mr. Moore has served as a director of: IPS Corporation, a provider of solvent cements and adhesives for residential, commercial and industrial use, as well as plumbing and roofing products, since 2017, and Executive Chairman since 2021; Cypress Performance Group LLC, the parent holding company of Encapsys, LLC and IPS Corporation, since 2017; and CP Atlas Parent Holdings, L.P. (aka American Bath Group), a bathware manufacturer, since 2021. Mr. Moore served as a director of Encapsys, LLC, a provider of custom microencapsulation services for use in the building and construction, paper, bedding, and personal and household care industries, from 2015 until 2021; Culligan International Company, a provider of residential, office, commercial and industrial water treatment products and services, from 2018 until 2021; Industrial Container Services, LLC, a provider of reusable container solutions, from 2017 until 2018; Wastequip, Inc., a leading manufacturer of waste handling and recycling equipment in North America, from 2012 until 2018; and Pro Mach, Inc., a provider of integrated packaging and processing products and solutions, from 2015 until 2018. Mr. Moore previously served in various capacities with Zurn from 2006 to 2012. Prior thereto, Mr. Moore served as the Executive Vice President and Chief Financial Officer of Maytag Corporation, a manufacturer of major appliances and household products, and as group chief financial officer and group vice president of finance at Danaher Corporation, a manufacturer of process/environmental controls and tools and components. Mr. Moore began his career at Arthur Andersen & Co., a former accounting firm.

Qualifications: Mr. Moore serves as a director due to his extensive financial and accounting experience, including as chief financial officer, at multinational companies.

Rosemary Schooler Retired Corporate Vice President, Global Data Center Sales, Intel Corporation Age: 56 Director Since: 2019

Professional Experience: Ms. Schooler retired in 2022 as Corporate Vice President, Global Data Center Sales for Intel Corporation (“Intel”), a designer and manufacturer of computing, networking, data storage and communications solutions, a position held since 2018. Since joining Intel in 1989, Ms. Schooler held various leadership positions, including serving as Intel’s Corporate Vice President, Global Internet of Things (“IoT”) Sales and Marketing from 2016 to 2018, Vice President of the IoT Strategy and Technology Office from 2015 to 2016, and as Vice President and General Manager of Intel’s Communications and Storage Infrastructure Group prior thereto. Ms. Schooler currently serves as director and member of the compensation and audit committees of ARM Holdings. She is also a board member of privately owned Densify. Ms. Schooler previously served as a director and member of the nominating and governance committee of Cloudera, Inc. (before it went private in 2021).

Qualifications: Ms. Schooler serves as a director due to her extensive information technology experience, including service as a senior executive at a prominent technology company.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Shares represented by proxies will be voted according to instructions provided. A vote marked “withheld” will be considered as a vote withheld from the nominees; any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. In the unlikely event that the board learns prior to the annual meeting that a nominee is unable or unwilling to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.

Continuing Directors Not Standing for Election at this Meeting

Directors Continuing to Serve Until the 2025 Annual Meeting

Mark S. Bartlett Retired Partner, Ernst & Young LLP Age: 73 Director Since: 2012 Lead Director Since: 2020

Professional Experience: Mr. Bartlett has served as the lead director of Zurn Elkay’s Board since July 2020. Mr. Bartlett joined Ernst & Young LLP (“EY”) in 1972 and worked there until his retirement in 2012, including having served as Managing Partner of EY’s Baltimore office and as Senior Client Service Partner for the Mid-Atlantic Region. Mr. Bartlett is a certified public accountant and has extensive experience serving global manufacturers, as well as companies in other industries. Mr. Bartlett also has experience in mergers and acquisitions, SEC rules and regulations, public offerings and financing alternatives. Mr. Bartlett currently serves as a director, chairman of the audit committee and member of the executive compensation and management development committee of T. Rowe Price Group, Inc., as a director, chairman of the audit committee and member of the compensation committee of WillScot Mobile Mini Holdings Corporation (formerly known as WillScot Corporation), and as a director and member of the audit committee of FTI Consulting, Inc.

Qualifications: Mr. Bartlett serves as a director due to his significant accounting experience, as well as his expertise in the manufacturing industry, and in mergers and acquisitions and securities regulation. The board has considered Mr. Bartlett’s commitments to serve on the other audit committees and has affirmatively determined that such simultaneous service does not impair his ability to effectively serve on Zurn Elkay’s Audit Committee.

Don Butler Retired Executive Director, Connected Vehicle Ford Motor Company Age: 60 Director Since: 2021

Professional Experience: Mr. Butler is the retired Executive Director, Connected Vehicles of Ford Motor Company (“Ford”) a designer, manufacturer and servicer of vehicles. He held such position from 2014 until his retirement in 2020. Prior to joining Ford, Mr. Butler held various leadership positions with increasing responsibility at General Motors Company, a designer and manufacturer of vehicles, including Vice President, Marketing and Global Strategy, Cadillac, Chairman and Managing Director, General Motors Egypt and Vice President, OnStar, from 1981 to 2013. Mr. Butler previously served on the boards of the 5G Automotive Association and SmartDeviceLink Consortium (chairman). He currently serves on the board of a private company, INRIX, a mobility data services and software company.

Qualifications: Mr. Butler serves as a director due to his extensive engineering, marketing, product development and information technology experience, including connected products, and leadership experience at large organizations.

Timothy J. Jahnke Retired Chairman, Elkay Manufacturing Company Age: 64 Director Since: 2022

Professional Experience: Mr. Jahnke is the retired Chairman of the Board of Directors of Elkay Manufacturing Company. Mr. Jahnke joined Elkay in 2007 as President and CEO, positions he held until his retirement in 2019. Following his retirement, he continued to serve as Chairman of Elkay through the time of Elkay’s merger with the Company in 2022. During the pendency of the merger with the Company, he also served as interim President and CEO for a brief period in 2022. Mr. Jahnke was also a director of Elkay from 2008 to 2022. Prior to joining Elkay, Mr. Jahnke served in various roles of increasing responsibility with Newell Brands, a marketer and manufacturer of branded consumer products, including President, Anchor Hocking Specialty Glass, Chief Human Resources Officer, Newell Rubbermaid and Group President, Home & Family Products Group, from 1986 to 2007. Mr. Jahnke serves an advisor to the board of directors of Wahl Clipper Company, a manufacturer of professional and home grooming equipment, and a board member of Elkay Interior Systems, Inc., and Your 6, both of which are privately owned businesses.

Qualifications: Mr. Jahnke serves as a director due to his extensive knowledge of the Elkay business and varied business experience.

David C. Longren Retired Senior Vice President, Polaris Industries, Inc. Age: 65 Director Since: 2016

Professional Experience: Mr. Longren is a retired Senior Vice President of Polaris Industries, Inc. ,a designer, engineer and manufacturer of off-road vehicles, snowmobiles, motorcycles and small vehicles. He held such position from 2015 until his retirement in 2016. Mr. Longren joined Polaris in 2003 and served in various capacities with increasing responsibility, including President, Off-Road Vehicles, Vice President, Chief Technical Officer, and Director of Engineering for the ATV Division. Prior thereto, Mr. Longren was a Vice President in the Weapons Systems Division of Alliant Techsystems and Senior Vice President, Engineering and Marketing at Blount Sporting Equipment Group. He currently serves on the board of three private companies, Horton Worldwide, a provider of premium engine-cooling solutions for OEM applications and the aftermarket, Northern Tool, a supplier and manufacturer of tools and equipment, and United Tactical Systems, an ordnance and accessories manufacturer.

Qualifications: Mr. Longren serves as a director due to his extensive product development, innovation and marketing experience.

Directors Continuing to Serve Until the 2026 Annual Meeting

Thomas D. Christopoul Co-founder and Managing Partner, Iviron Capital Partners Age: 59 Director Since: 2013

Professional Experience: Mr. Christopoul is Founder and Managing Partner of Iviron Capital Partners, a real estate private equity investment firm and was a founding principal of both 54 Madison Partners and Athos Real Estate Partners, both precedent investment funds of Iviron since 2015. He previously served as a Senior Partner and Head of Real Estate Investment, at Cain Hoy Enterprises, LLC, an investment firm launched by Guggenheim Partners. Prior to that time, Mr. Christopoul was a Senior Managing Director in the Real Estate Group at Guggenheim Partners. Previously, he was a senior advisor at Falconhead Capital, LLC, a boutique private equity firm in New York City, and served as executive chairman of two of Falconhead’s portfolio companies—GPSi Holdings, LLC and Rita’s Water Ice Franchise Company. Mr. Christopoul is also an active venture capital investor through Somerset Shore Associates, Inc., a private investment company.

Qualifications: Mr. Christopoul serves as a director due to his significant and varied business experience.

Emma M. McTague Senior Vice President and Chief Human Resources Officer, Oshkosh Corporation Age: 50 Director Since: 2023

Professional Experience: Ms. McTague has served as the Senior Vice President and Chief Human Resources Officer of Oshkosh Corporation (“Oshkosh”), an industrial technology company and manufacturer that innovates purpose-built vehicles and equipment, since February 2021. Ms. McTague previously served as vice president of global human resources for Oshkosh’s Access segment from 2015 to 2021. Before joining Oshkosh, Ms. McTague worked with Hershey Foods as a senior director and at GE Water & Process Technologies in several human resources positions of increasing responsibility. Ms. McTague is on the board of directors for the Boys and Girls Club of the Fox Valley, WI.

Qualifications: Ms. McTague serves as a director due to her extensive experience managing human capital, executive compensation and benefits, including as chief human resources officer of a large public company.

Peggy N. Troy President and CEO, Children’s Hospital of Wisconsin Age: 72 Director Since: 2019

Professional Experience: Ms. Troy has served as the President and Chief Executive Officer of Children’s Hospital of Wisconsin (“Children’s Hospital”) since 2009. Prior to joining Children’s Hospital, Ms. Troy served as Executive Vice President and Chief Operating Officer of Methodist Le Bonheur Healthcare and as President and Chief Executive Officer of Le Bonheur Children’s Medical Center, both in Memphis, Tennessee, and as President of Cook Children’s Medical Center in Ft. Worth, Texas. Additionally, Ms. Troy currently serves as a Trustee on the Board of Marquette University and a member of the Marquette Executive Committee, and Ms. Troy currently serves on the Board of the Medical College of Wisconsin. Ms. Troy previously served as Chairperson on the National Board of Children’s Hospital Association and as Chairperson of the Board of Directors of the Milwaukee Regional Medical Center Board.

Qualifications: Ms. Troy serves as a director due to her leadership experience at large organizations, including her current service as Chief Executive Officer and President of Children’s Hospital, as well as her experience managing human capital.

Board of Directors Meetings

Directors are expected to attend each regular and special meeting of the board of directors and each board committee of which the director is a member. The board of directors held six meetings during 2023. All of the then serving directors attended at least 75% of the total meetings of the board and the committees of the board on which they served during 2023. The board holds regular meetings at least four times per year, including a meeting in connection with the annual stockholders meeting.

It is the Company’s policy that the board will hold an executive session at each regularly scheduled meeting without members of the Company’s management present; Mr. Bartlett, the board’s independent lead director, presides at those executive sessions. Upon the request of any independent director (and in any event, not less than annually), the board will hold an executive session without any director who is not an independent director.

Directors are expected to attend the annual meeting of stockholders. All of the current directors serving at the time attended the annual meeting of stockholders held in 2023.

Board Evaluation Process

The board has an annual evaluation and assessment process for the board and individual directors, and each of the committees conducts its own self-assessment. The Nominating and Corporate Governance Committee oversees the board evaluation process. The board evaluation process includes a review of the performance of the board as a whole and the board’s committees, as well as an evaluation of each director. The evaluation process provides an opportunity for anonymous peer review and feedback, which is intended to strengthen the board. If the Nominating and Corporate Governance Committee, in conjunction with the Chairperson, finds that any director is not fulfilling the responsibilities of a director, such director will be asked to resign from, or not stand for re-election to, the board.

Director Independence

At least a majority of the board of directors must qualify as independent within the meaning of the listing standards of the NYSE. When making its determinations regarding which directors are independent, the board of directors considers the NYSE rules and also reviews other transactions and relationships, if any, involving the Company and its directors or their family members or related parties. See “Certain Relationships and Related Party Transactions” for information about Zurn Elkay’s policies and practices regarding transactions with members of the board.

The board of directors has affirmatively determined that each of Mses. McTague, Schooler and Troy and Messrs. Bartlett, Butler, Christopoul, Jahnke, Longren, and Moore is independent. Mr. Adams, our Chairman and CEO, is not considered an independent director.

Board Leadership Structure

Mr. Adams, our CEO, also serves as the board’s Chairman primarily due to his in-depth knowledge of the Company and the industries it serves, deep understanding of the Company’s operations and strategies and proven leadership of Zurn Elkay, which position him to be able to provide strong and effective leadership of the board. In addition, the board believes that Mr. Adams is in the best position as Chairman and CEO to lead board discussions regarding the Company’s business and strategy, and to help the board respond quickly and effectively to any challenges faced by the Company.

The Company has no formal policy requiring the separation or combination of the position of Chairperson and CEO; however, it believes, as discussed above, that in the Company’s current circumstances it is advantageous to combine the positions. From time to time, the board reviews and considers the optimal board leadership structure. Pursuant to the Company’s Corporate Governance Guidelines, since the Chairperson is also the CEO, the independent directors, meeting in executive session, elected a lead director from among the independent directors. Mr. Bartlett currently serves as lead director. The Company believes that the designation of an independent lead director, whose duties are described below, provides essentially the same benefits as having an independent chairperson in terms of oversight, access and an independent voice with significant input into corporate governance.

The duties of the board’s lead director include: (i) presiding at all meetings of the board at which the Chair is not present, including executive sessions of the independent directors; (ii) serving as liaison between the Chair and the independent directors; (iii) together with the Chair, approving the agendas for board meetings; (iv) together with the Chair, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) providing input to the Chair as to the content, quality, quantity and timeliness of information from Company management to the board; (vi) having the authority to call meetings of the independent directors and develop the agendas for such meetings with input from the other independent directors; (vii) serving as a liaison for consultation and direct communication with major stockholders; and (viii) performing such other duties as the board or Chair may from time to time delegate.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates and the strategic planning process, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Zurn Elkay’s strategy. In addition, the board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s material financial and other risk exposures and the steps management has taken to identify, monitor and control such risks, including risks related to cybersecurity. The Compensation Committee is responsible for overseeing the Company’s compensation programs, including related risks; see also “Compensation and Risk” below. The Nominating and Corporate Governance Committee is responsible for the oversight of risks associated with corporate governance and compliance. The Sustainability Committee assists the board in its oversight of the Company’s initiatives, plans, policies and practices with respect to sustainability matters that are significant to the Company and the communities in which it operates.

Cybersecurity Risk Oversight

Zurn Elkay’s management and Board recognize the importance of robust oversight of cybersecurity risk, information security, and technology risk in maintaining the trust and confidence of our customers, partners, employees, and stockholders. The Audit Committee, on behalf of the Board, oversees the Company’s material financial and other risk exposures, including risks related to cybersecurity. Our Board’s cybersecurity experience includes two members of the Audit Committee who have received a certificate in cybersecurity oversight from the Carnegie Mellon University Software Engineering Institute. Cybersecurity risk also is monitored, assessed and managed as part of the Company’s integrated Enterprise Risk Management program on an ongoing basis. A cybersecurity governance council, comprised of executive leaders, meets at least quarterly to review the Company’s cybersecurity program and its effectiveness. This cybersecurity governance council receives updates and reports from the Company’s global cybersecurity team (discussed below) on the cybersecurity program and its effectiveness relating to the prevention, detection, mitigation and remediation of cybersecurity incidents. The Chief Information Officer (CIO) provides periodic updates to the Audit Committee on any material initiatives and key updates on the cybersecurity program and its effectiveness, including any material threats. The CIO also provides an annual update regarding information security to the full Board.

The Company’s cybersecurity program is designed to assess, identify and manage material risks from cybersecurity threats and to prevent, detect and respond to cybersecurity threats, including threats associated with the use of third-party service providers. The Company’s global cybersecurity team, overseen by the CIO, implements policies and procedures and uses a balanced approach to validate the effectiveness of the program, leveraging third party expert security resources, information technology resources, executive business leadership, internal and external audit, third-party vendors and other IT and business partners. The program uses a combination of standards and best practices from the National Institute of Standards and Technology, Center of Internet Security, third-party vendor partners, and other industry forums. Annually, the program is assessed both internally and externally, including a thorough industry benchmarking, maturity assessments, best practice reviews, and risk assessments, with control validation occurring monthly internally (focused on core critical controls), quarterly (focused on vulnerabilities/cyber-incident simulations) and annually (focused on a review of best practices) via third-party vendors and partners, and annually via external third parties, including the conduct of internal/external penetration tests and tabletop exercises. Third-party service providers are assessed initially based on security questionnaires and the access of third-party service providers is audited annually and/or with any change in circumstances. Third-party service providers are also monitored through a combination of security information and event management technology and managed detection response services. The CIO provides key results and findings from these assessments to the cybersecurity governance council and Audit Committee. The Company’s incident response plan is intended to help provide timely remediation to cybersecurity incidents and also to help provide notice of any material incidents to the appropriate internal and external entities.

To help associates acquire the knowledge to support the protection of our environment, the Company provides comprehensive annual security awareness training, periodic information updates, and regular testing/training programs. In addition, the Company annually purchases a cybersecurity insurance policy.

The Company depends heavily on information technology infrastructure to manage our business objectives and operations, support our customers’ requirements and protect sensitive information. To date, the Company has not experienced a cybersecurity threat or cybersecurity incident that has materially affected the Company, including our business strategy, results of operations or financial condition. While the Company has a robust cybersecurity program in place and has taken steps to maintain and enhance its cybersecurity, a material security breach could impede the Company’s ability to carry on business in the normal course. There have been significant and increasing instances of data and security breaches, malicious interference with technology systems and industrial espionage involving companies in numerous industries, including cloud providers, and cyber security threats are becoming more complex. In addition, at times a large percentage of our workforce may be working remotely in response to outbreaks of infectious disease, which may heighten these risks. While we have taken steps to maintain and enhance our cyber security by implementing additional security technologies, internal controls, network and data center resiliency, redundancy and disaster recovery processes and backup systems, upgrading our remote work environment and by obtaining insurance coverage, these measures may be inadequate and our technology systems could be vulnerable to disability, failures or unauthorized access. As a result, any inability by us to successfully manage our information systems, or respond effectively to any attack on or interference with our systems, including matters related to system and data security, privacy, reliability, compliance, performance and access, problems related to our systems caused by natural disasters, security breaches or malicious attacks, and any inability of these systems to fulfill their intended business purpose, could impede our ability to record or process orders, manufacture and ship in a timely manner, account for and collect receivables, protect sensitive data of the Company, our customers, our employees, our suppliers and other business partners, comply with our third party obligations of confidentiality and care, or otherwise carry on business in the normal course. Any such events could require costly remediation beyond levels covered by insurance and could cause us to lose customers and/or revenue, including as a result of legal or regulatory claims or proceedings, or damage our reputation, any of which could have a material adverse effect on our business and operating results.

We are also subject to an increasing number of evolving data privacy and security laws and regulations that impose requirements on us. We collect, store, access and otherwise process various types of confidential or sensitive data, including proprietary business information, personal data and other information that is subject to privacy and security laws, regulations and/or customer-imposed controls. Failure to comply with such laws and regulations could result in the imposition of fines, penalties and other costs.

Further information about the Company’s cybersecurity governance and related risks is included in the Company’s Form 10-K for the year ended December 31, 2023.

Board Committees

The board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Sustainability Committee.

Audit Committee

The Audit Committee held four meetings during 2023. The Audit Committee is composed entirely of non-employee directors, consisting of George Moore as Chair, Mark Bartlett and Don Butler, who meet the independence and accounting or financial management expertise standards and requirements of the SEC and the NYSE listing standards. Our board of directors has determined that each of Messrs. Bartlett, Butler and Moore qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The principal duties and responsibilities of our Audit Committee are as follows:

•	to prepare the annual Audit Committee report to be included in our annual proxy statement;

•	to oversee and monitor our financial reporting process;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•	to oversee and monitor the performance, appointment and retention of our senior internal audit staff person;

•	to discuss, oversee and monitor policies with respect to risk assessment and risk management, including risks related to cybersecurity;

•	to oversee and monitor our compliance with legal and regulatory matters;

•	to evaluate its own performance on an annual basis; and

•	to provide regular reports to the board.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

The Compensation Committee held four meetings during 2023. The Compensation Committee is composed entirely of directors, consisting of Thomas Christopoul as Chair, David Longren, Emma McTague and Rose Schooler, who meet the independence requirements of the SEC and the NYSE listing standards.

The principal duties and responsibilities of the Compensation Committee are as follows:

•	to review and evaluate our compensation policies and programs, including the ability to retain independent consultants to advise the Committee on such matters;

•	to review and determine the compensation and benefits to be paid to the executive officers and oversee the compensation and benefits paid to other officers and key employees;

•

to review and approve corporate goals and objectives relevant to our chief executive officer’s compensation, evaluate our chief executive officer’s performance in light of those goals and objectives, and determine and approve our chief executive officer’s compensation level based on this evaluation;

•

to review and approve, for our chief executive officer, other senior executive officers and key employees, all material benefits, option or stock award grants and perquisites and all material employment agreements, including employment-related letter agreements, confidentiality and non-competition agreements;

•

to review and recommend to the board of directors a succession plan for the chief executive officer and development plans for other key corporate positions as shall be deemed necessary from time to time;

•	to administer incentive compensation and equity-related plans;

•	to review the Company’s defined benefit and defined contribution retirement plans, including investment allocation and funding status;

•	to establish financial and other performance targets that must be met;

•	to set and review the compensation of members of the board of directors;

•	to evaluate its own performance on an annual basis;

•	to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents; and

•	to oversee and administer the Company’s executive compensation clawback policy.

The Compensation Committee reviews, discusses and considers the results of advisory “say-on-pay” votes of our stockholders when making decisions regarding the Company’s executive compensation programs. The Compensation Committee is also responsible for recommending to the board how often say-on-pay votes may be held. The Company currently holds say-on-pay votes annually, which is consistent with the results of the most recent advisory “say-on-frequency” vote of our stockholders that was held at the 2018 annual meeting. The Company and the Compensation Committee believe that annual say-on-pay votes allow us to receive more frequent feedback from our stockholders on our compensation programs, although that action does not limit the parameters of feedback that the Committee receives from stockholders. After the results of this year’s advisory “say-on-frequency” vote of our stockholders, the Company will consider whether to continue holding say-on-pay votes annually, or amending the frequency to biannually or every third year.

The Compensation Committee also has the authority to retain compensation consultants, legal counsel and other advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees, which it does from time to time.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings during 2023. The Nominating and Corporate Governance Committee is composed entirely of directors, consisting of Peggy Troy as Chair, Don Butler, and Emma McTague, who meet the independence requirements of the NYSE listing standards.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•

to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board and to serve as lead director, when appropriate;

•	to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•

to review, in accordance with the Company’s bylaws, any resignation by a director due to a failure to receive a majority vote at a meeting of the Company’s stockholders and make a recommendation to the board whether to accept such resignation;

•	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company, and amendments to those principles;

•	to evaluate its own performance on an annual basis; and

•	to oversee the evaluation of our board of directors and senior management.

The Nominating and Corporate Governance Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

The Nomination Process

At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee recommends to the board for nomination by the board such candidates as that Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In addition, the Nominating and Corporate Governance Committee recommends candidates to join the board at other times during the year, as needed.

The Nominating and Corporate Governance Committee will identify and consider candidates suggested by outside directors, management and/or stockholders and evaluate them in accordance with its established criteria. Any recommendations for consideration by that Committee should be sent to the Corporate Secretary in writing, together with appropriate biographical information concerning each proposed nominee, at least 120 days but not more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Our bylaws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by stockholders.

Sustainability Committee

The Sustainability Committee, consisting of David Longren as Chair, George Moore and Peggy Troy, was established as a committee in 2020, and held three meetings during 2023. The Committee must consist of at least three directors.

The Sustainability Committee assists the board in its oversight of the Company’s initiatives, plans, policies and practices with respect to environmental, social and governance and sustainability matters that are significant to the Company and the communities in which it operates. These matters include the Company’s environmental, health and safety (“EH&S”), as well as sustainability, policies and programs.

The principal duties and responsibilities of the Sustainability Committee are as follows:

•	to provide oversight with respect to:

•

management’s evaluation of risks and opportunities with respect to environmental, social and governance and sustainability matters, which include, but are not limited to, EH&S, sustainability, ethical and sustainable sourcing, human rights, environmental matters, supplier diversity and conduct, labor conditions, diversity in employment, volunteerism and corporate giving, and corporate citizenship;

•	management’s creation of environmental, social and governance and sustainability initiatives and goals, plans and practices;

•	the Company’s governance of, and performance relative to, environmental, social and governance and sustainability initiatives and goals; and

•	the Company’s response to significant stakeholder concerns related to environmental, social and governance and sustainability matters; and

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to monitor environmental, social and governance and sustainability trends, issues and concerns that could affect the Company’s environmental, social and governance and sustainability efforts and make recommendations to the board and management regarding how the Company should respond to such trends, issues and concerns to more effectively achieve its environmental, social and governance and sustainability goals.

The Sustainability Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Communications with the Board

Shareholders and other interested parties who wish to communicate with members of the board, including the lead director or the non-management directors individually or as a group, may send correspondence to them in care of Zurn Elkay’s Corporate Secretary, 511 W. Freshwater Way, Milwaukee, Wisconsin 53204. Any communication sent to the board in care of the Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process, and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Zurn Elkay’s Investor Relations website at investors.zurnelkay.com.

Availability of Code of Business Conduct and Ethics, Committee Charters and Other Corporate Governance Documents

We have a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted on our Investor Relations website at investors.zurnelkay.com. Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer will also be posted on our website. The information contained on or accessible from our website is not part of this Proxy Statement.

In addition, the board has adopted Corporate Governance Guidelines and a written charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Sustainability Committee. The Corporate Governance Guidelines and the charters are available on the Company’s Investor Relations website at investors.zurnelkay.com.

Certain Relationships and Related Party Transactions

The Audit Committee charter provides that the committee will review all material transactions between us and related parties to determine that such transactions are fair, reasonable and in our best interests. Management shall not cause us to enter into any new related-party transaction unless the Audit Committee approves that transaction. In addition, our Code of Business Conduct and Ethics discourages conflicts of interests with the Company and requires associates to disclose certain business opportunities to the Company.

In 2023, the Company was not involved in any transactions with directors, executive officers or greater-than-5% stockholders that require disclosure under applicable SEC rules.

Corporate Social Responsibility and Sustainability

As a leader in sustainable water solutions that enhance health, safety, hydration and the environment, being a responsible corporate citizen is part of our DNA. We remain committed to managing our business in a manner that promotes the sustainability of the enterprise and the world in which we work and live. The world faces an array of climate-and water related crises, including flooding and drought events exacerbated by climate change, water pollution and its impact on biodiversity and human health, and aging infrastructure that can contaminate water supplies.

We detail what we are doing to address the climate-related crisis and risks in our 2023 Corporate Sustainability Responsibility Report, which follows the Sustainability Accounting Standards Board reporting framework, includes linkage to the 10 principles in the UN Global compact, and also includes disclosure aligned with the TCFD framework, we continue to improve our environmental, social and governance and sustainability strategy by regularly reviewing our goals and the key performance indicators that help us measure our progress. We completed the CDP water security questionnaire for the first time in 2022 in addition to the CDP climate change questionnaire that we complete annually. Because of these efforts, we saw a marked improvement in our scores in 2023 from the top ESG rating agencies MSCI, S&P and Sustainalytics, and we were named one of America’s Most Responsible Companies by Newsweek for a fourth consecutive year. This recognition, and all our progress on sustainability, grows out of our fundamental commitment to Do the Right Thing. Our approach to product sustainability starts with our mission to protect water, but we also recognize our responsibility to provide other environmental benefits. We design products that make efficient use of materials and resources in a product’s lifecycle, minimize the carbon and environmental footprint from product use, while striving to improve the Health and Safety & Quality of Life provided by our products. This comprehensive view of sustainability helps us deliver the industry’s widest range of advanced water management solutions that address critical environmental concerns.

We have a board of directors-led Sustainability committee that consists of three of our Board members in addition to an internal cross functional team of Zurn Elkay leaders that are responsible for ensuring progress to our sustainability goals. We have embedded sustainability into our strategic plan and deploy goals throughout our organization.

To weave sustainability into all aspects of Zurn Elkay’s business, our sustainability strategy includes nearly two dozen sustainability targets across six pillars:

Promoting environmental stewardship through sustainable water solutions

Our commitment to continuous innovation keeps us focused on expanding our line of products that conserve water, contribute to a cleaner environment, protect human health, save energy, and reduce the use of plastics and other non-renewable resources. Zurn Elkay products saved an estimated 31 billion gallons of water in 2023. Additionally, Elkay water bottle fillers have prevented the use of more than 84 billion single-use plastic water bottles since 2012.

We operate under a strong Environmental Management System (“EMS”) that outlines specific programs and procedures to improve the sustainability of our operations. We have commitments and dedicated goals around reducing greenhouse gas emissions, energy use, water consumption, air quality improvements and the waste produced across our operations.

The Zurn Elkay EMS focuses on three fundamental environmental principles: protecting air, water, and land. To support these principles, we have developed a comprehensive framework for measuring our company’s environmental impacts, identifying and mitigating risks, ensuring compliance with regulations and delivering on our commitment to continual improvement. Our standard procedures for identifying potential environmental risks at each facility, including air emissions, water sources and discharges, generated wastes and spill potential were modeled after the ISO 14001 environmental aspects and impacts sections. It includes a matrix that assigns an environmental impact score to each identified aspect of a process within the facility, along with scoring to determine the significance of each risk.

Managing the health and safety of our associates

We remain committed to our goal of zero workplace injuries. While we maintain our position as an industry-leading provider of products that support health and safety, we must ensure that we manufacture those products under the safest possible working conditions for our employees.

We operate under an Occupational Health and Safety Management system that includes:

•	Policies and operating procedures

•	Management commitment

•	Reduction goals

•	Regular assessment of hazards and risk

•	Employee training

•	Emergency preparedness

•	Performance monitoring

•	Internal EHS audits

Investing in our associates and creating an inclusive environment

Our important work requires dedication from our talented associates — which is why Total Associate Engagement is among our core values. In 2023, we bolstered our training initiatives and reinforced our commitment to diversity, equity and inclusion (DEI) by providing inclusivity training across our organization. We also leverage our collective water expertise and resources to help improve lives in the communities where our associates live and work, expanding our giving and supporting them in the fight for worry-free water.

Supporting the communities where we live and work

Beyond providing high-quality employment opportunities, we support the communities in which we operate through contributions to various organizations and initiatives and by providing ample volunteer opportunities for our associates.

In 2023, we strengthened our ability to improve our communities through enhanced giving programs and opportunities for associate volunteering. Our water stewardship efforts include providing an immediate solution for communities with aging water systems. In our communities, we identify focus areas including volunteer water cleanup efforts that aid in the protection, preservation and restoration of major rivers and their watersheds. In 2023, through our Fountains for Youth program, we donated filters that remove lead to under-resourced public school systems in cities across the United States, including a donation of a five-year supply of drinking water filters, valued at $2.2 million to Milwaukee Public Schools (“MPS”) so that MPS’s drinking fountains and bottle filling stations stay filtered.

Human Capital Management

Zurn Elkay is committed to fostering, cultivating and preserving a culture of equity and inclusion for all of our associates and partners. Diversity and inclusion are a fundamental part of what we stand for and central to our Core Values. Inclusion is also built into our key programs and processes. We are committed to providing a work environment that encourages our associates to feel comfortable to be their true selves, enabling them to perform their best and grow their careers with Zurn Elkay. Racism and discrimination are never tolerated in the workplace. We believe that through a culture of diversity and inclusion associates can be more engaged and fulfilled. We recognize and value our associates for the unique perspectives they bring. We embrace and encourage our associates differences in age, color, ethnicity, family or marital status, gender identity or expression, language, national origin, physical and mental ability, political affiliation, race, religion, sexual orientation, socioeconomic status, veteran status and other characteristics that make our associates unique. A culture of inclusion that maximizes this collective diversity makes our business and communities stronger.

We are committed to having a workplace that fosters learning, development and innovation. Our leadership team conducts a robust program of employee engagement and we have invested in the personal and professional development of our employees. We monitor a variety of metrics to ensure the health of our company culture and alignment with our values and strategic business priorities. Total Associate Engagement is a Zurn Elkay Core Value that ensures we succeed together. Each year, we survey our employees to better understand what matters most to them.

Directors’ Compensation

The table below summarizes the compensation we paid to persons who were non-employee directors of the Company during 2023.

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	All Other Compensation ($)	Total ($)
Mark S. Bartlett	$120,000	$130,014	—	—	$250,014
Don Butler	90,000	130,014	—	—	220,014
Thomas D. Christopoul	102,500	130,014	—	—	232,514
Timothy J. Jahnke	90,000	130,014	—	—	220,014
David C. Longren	95,000	130,014	—	—	225,014
Emma M. McTague (4)	49,000	130,013	—	—	179,013
George C. Moore	105,000	130,014	—	—	235,014
Rosemary Schooler	90,000	130,014	—	—	220,014
Peggy N. Troy	100,000	130,014	—	—	230,014

(1)	John S. Stroup, who served as a director until his retirement from the board on May 4, 2023, received $55,907 of “Fees Earned or Paid in Cash” during 2023.

(2)	Directors may elect to have cash compensation for board service paid in Zurn Elkay deferred restricted stock units (“RSUs”).

(3)

During fiscal 2023, each non-employee director, other than Mr. Stroup (retired), received a grant of RSUs valued at approximately $130,000 under the Zurn Elkay Water Solutions Performance Incentive Plan (the “Performance Incentive Plan”) in accordance with the Company’s standard compensation package for non-employee directors. The RSUs vested immediately on grant, but will not be paid out until six months after the director leaves the board. The amounts reported reflect the grant date fair value of the RSUs computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”), which requires the Company to recognize compensation expense for stock-related awards granted to our directors based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see Note 14 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report.

(4)	Stock options were not granted to directors in 2023, but were granted in previous fiscal years.

(5)	Ms. McTague was appointed to the Board in March 2023. In connection with her appointment, Ms. McTague received a grant of deferred RSUs valued at approximately $130,000.

The following table presents the aggregate number of outstanding stock awards and unexercised options (including any stock awards that are subject to deferred settlement) held as of December 31, 2023, by each of the non-employee directors who held any such awards or options.

Director	Stock Awards Outstanding (#)	Options Outstanding (#)
Mark S. Bartlett	69,225	20,995
Don Butler	15,375	—
Thomas D. Christopoul	70,643	20,995
Timothy J. Jahnke	10,114	—
David C. Longren	67,032	—
Emma M. McTague	6,197	—
George C. Moore	67,335	22,466
Rosemary Schooler	38,194	—
Peggy N. Troy	38,498	—

Narrative to Directors’ Compensation Table

In 2023 we paid certain fees and granted equity-based awards to our non-employee directors, as described below. Directors who are also employees of the Company receive no additional compensation for their service as directors. See the executive compensation disclosures below for information related to Mr. Adams’ compensation in 2023.

Under the Company’s outside director compensation program, the annual cash retainer amount for non-employee directors in 2023 was $90,000. In addition, the chair of the Audit Committee receives a $15,000 annual cash retainer, the chair of the Compensation Committee receives a $12,500 annual cash retainer, the chair of the Nominating and Governance Committee receives a $10,000 annual cash retainer and the chair of the Sustainability Committee receives a $5,000 annual cash retainer. Mr. Bartlett, who began serving as the Lead Director in July 2020, receives an additional annual fee of $30,000 for serving in that role. Cash retainer amounts are paid after each quarter of service, are generally prorated for partial year service, and may, at a director’s option, be paid in deferred RSUs of Zurn Elkay common stock, as permitted by rules adopted by the Company from time to time. In 2023, each then-serving non-employee director received an annual equity grant, consisting of deferred RSUs valued at approximately $130,000, other than Mr. Stroup who had announced his retirement. The deferred RSUs vested immediately on grant, but are not paid out until six months after a director leaves the board.

Stock Ownership Guidelines for Directors

The Company believes that it is important for non-employee directors to maintain an equity stake in Zurn Elkay to further align their interests with those of our stockholders. Non-employee directors must comply with stock ownership guidelines as determined from time to time by our board. The ownership guidelines for non-employee directors require that each non-employee director must own Zurn Elkay stock, which includes vested but deferred RSUs, with a value equal to a minimum of five times the annual cash retainer within five years of his or her initial election to the board. During 2022, we revised our stock ownership guidelines so that shares underlying vested stock options that are “in the money” are not included in determining the directors’ level of ownership. As of the Record Date, nine of our ten non-employee directors had met the ownership guidelines. Ms. McTague, who was appointed to the board in March 2023, has until March 2028 to meet the ownership guidelines.

For information regarding the Company’s anti-hedging and anti-pledging policies, which are applicable to directors, as well as officers and employees, see “Compensation Discussion and Analysis—2023 Executive Compensation Components and Determinations—Anti-Hedging and Anti-Pledging Policies.”

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act requires Zurn Elkay’s officers and directors, and persons who beneficially own more than 10% of Zurn Elkay’s common stock, to file reports of ownership and changes in ownership with the SEC. All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms filed with the SEC and written representations that no such forms were required. The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended December 31, 2023, except that Mr. Jahnke filed one Form 4 late due to an administrative oversight. In making these disclosures, Zurn Elkay has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding common stock as of the Record Date for:

•	each person or group known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our executive officers named in the Summary Compensation Table herein;

•	each of our current directors and our director nominees; and

•	all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission (“SEC”) and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date, or RSUs that vest within that time frame, are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these securities, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name of Beneficial Owner		Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Ronald C. Katz	(2)	25,098,402	14.5%
The Vanguard Group	(3)	13,738,204	7.9%
BlackRock, Inc.	(4)	12,564,273	7.3%
Kayne Anderson Rudnick Investment Management, LLC	(5)	12,308,005	7.1%
Impax Asset Management Group	(6)	8,760,365	5.1%
Todd A. Adams	(7)	2,767,358	1.6%
Mark S. Bartlett		144,458	*
Don Butler		28,559	*
Thomas D. Christopoul		114,490	*
Timothy J. Jahnke		593,799	*
David C. Longren		84,733	*
Emma M. McTague		10,721	*
George C. Moore		106,200	*
Mark W. Peterson		440,920	*
Rosemary Schooler		49,120	*
Jeffrey A. Schoon		13,585	*
Michael D. Troutman		226,852	*
Peggy N. Troy		51,600	*
Craig G. Wehr		303,971	*
Current directors and executive officers as a group (16 persons)		5,231,827	3.0%

*	Indicates less than one percent.

(1)

Amounts include shares subject to stock options that are currently exercisable or are exercisable within 60 days of the Record Date as follows: Mr. Adams (624,278), Mr. Bartlett (20,995), Mr. Christopoul (10,495), Mr. Moore (22,466), Mr. Peterson (69,102), Mr. Troutman (189,350), Mr. Wehr (228,171), and all current directors and executive officers as a group (1,354,606).

Amounts for non-employee directors also include shares subject to RSUs that are currently vested, but are subject to deferred settlement, as follows: Mr. Bartlett (73,749), Mr. Butler (19,899), Mr. Christopoul (76,073), Mr. Jahnke (14,638), Mr. Longren (72,395), Ms. McTague (10,721), Mr. Moore (72,787), Ms. Schooler (43,513), Ms. Troy (43,906), and all current directors and executive officers as a group (427,681).

(2)

Includes 7,393 shares held of record by Mr. Katz and the following shares as to which Mr. Katz may be deemed to be the beneficial owner: (i) 24,771,840 shares held by Ice Mountain LLC, a Delaware limited liability company; (ii) 233,772 shares held by the Katz Voting Stock Trust; (iii) 13,945 shares held by the Katz New VBA Trust; and (iv) 71,452 shares held by the Katz 2021 Trust for Patti. The address of Mr. Katz is 827 S. Garfield Street, Hinsdale, IL 60521.

(3)

The Vanguard Group filed a Schedule 13G/A, dated February 13, 2024, reporting shared voting power as to 133,273 shares, sole dispositive power as to 13,447,942 shares and shared dispositive power as to 290,262 shares as of December 29, 2023. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

BlackRock, Inc. filed a Schedule 13G dated January 26, 2024, reporting sole voting power as to 12,106,843 shares of common stock and sole dispositive power as to 12,564,273 shares as of December 31, 2023. The address of BlackRock, Inc. is 50 Hudson Yards New York, NY 10001.

(5)

Kayne Anderson Rudnick Investment Management, LLC filed a Schedule 13G dated February 13, 2024, reporting sole voting power as to 10,551,058 shares of common stock, sole dispositive power as to 10,661,454 shares of common stock, and shared voting and dispositive power as to 1,646,551 shares of common stock as of December 31, 2023. The address of Kayne Anderson Rudnick Investment Management, LLC is 2000 Avenue of the Stars, Suite 1110, Lost Angeles, CA 90067.

(6)

Impax Asset Management Group plc, Impax Asset Management Limited and Impax Asset Management AIFM Limited filed a Schedule 13G, dated January 18, 2024, reporting sole voting power as to (a) 8,760,365 shares of common stock over which Impax Asset Management Group plc has sole voting and sole dispositive power, (b) 7,823,336 shares of common stock over which Impax Asset Management Limited has sole voting and sole dispositive power and (c) 937,029 shares of common stock over which Impax Asset Management AIFM Limited has sole voting and sole dispositive power. The address of Impax is 7th Floor, 30 Panton Street, London, SW1Y 4AJ.

(7)	Includes 1,200 shares held in an individual retirement account.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following is a discussion of the material elements of compensation and remuneration awarded to, earned by, or paid to our Named Executive Officers during 2023. Throughout this discussion, the individuals named in the Summary Compensation Table below are referred to as “Named Executive Officers” and the terms “Compensation Committee” or the “Committee” refer to the compensation committee of the board of directors.

The Committee, in consultation with the board of directors, appropriate outside advisors and independent compensation consultants, oversees our executive compensation agreements, plans and policies and has the authority to approve all matters regarding executive compensation. The Committee seeks to ensure that the total compensation and benefits package provided to executives, including our Named Executive Officers, is reasonable, fair, balanced and competitive and is also aligned with stockholders’ interests and the short- and long-term performance goals of the Company.

The Committee seeks to foster a pay-for-performance culture that places an emphasis on stockholder value creation and makes a meaningful portion of each executive’s compensation subject to the financial, operational and stock price performance of the Company. Based upon these criteria, the Committee sets the principles and strategies that guide the design of our executive compensation program.

Executive Compensation: Continued Commitment to Pay-for-Performance

Our compensation program aims to reward long-term value creation for our stockholders by remunerating our executives for achieving specific strategic goals and aligning each executive’s interests with those of our stockholders. We continuously review and evolve our programs to ensure we are meeting these objectives.

We base our executive compensation on the following principles:

•	The compensation program should support the business by balancing achieving critical annual objectives and long-term strategy without encouraging unreasonable risk taking.

•	Each executive’s total compensation should correlate to his or her relative contribution to the Company and to the achievement of individual and/or business goals.

•	Executives should be rewarded for superior performance through a combination of annual cash-based incentives and equity compensation.

What We Do	What We Don’t Do

 ✓  Majority of executive compensation is performance-based

 ✓  CEO’s equity grants are all performance-based PSUs

 ✓  Short-term and long-term incentive plans with performance targets aligned to business goals

 ✓  Robust stock ownership requirements

 ✓  Gender and diversity pay equity analysis

 ✓  Clawback policy for incentive compensation

 ✓  Use of an independent compensation consultant

 ✓  Limited perquisites

 ✓  3-year vesting for equity awards to encourage long-term strategic planning

 ✓  We meet with stockholders to discuss and seek input on various matters, including executive compensation

 ✓  No share recycling other than forfeitures and cancellations

 ✓  No pledging, hedging, or short sales

 ✓  No compensation plans that encourage unnecessary risk

 ✓  No repricing or exchange of underwater options

 ✓  No excise or other tax gross-ups

 ✓  No employment agreements except for our CEO

 ✓  No single trigger agreements or plans for equity

We compensate our executives through various forms of cash, equity and other non-cash remuneration. The following table describes the components of our executive officer compensation program for 2023.

Compensation Component	Purpose and Characteristics

Base salary	Fixed and core element designed to be competitive in the marketplace.

Performance-based cash incentive awards

Variable component linked to specific Company and individual performance.

For 2023 the cash-based incentive awards for the Named Executive Officers were focused on achievement of EBITDA and Free Cash Flow goals.

Long-term equity incentive awards

Variable component linked pay to long-term performance and shareholder value creation.

For 2023, the equity awards for Named Executive Officers consisted of the following:

•    performance stock units (“PSUs”) tied to specific Company performance metrics; and

•    restricted stock units (“RSUs”) that vest based on continued employment.

Selective letter agreements regarding employment arrangements, and severance and change in control arrangements

Limited, market-competitive component deemed necessary to attract, motivate and retain top talent.

Protects the Company from post-employment competition upon certain events, including in connection with a change in control (and utilize a “double trigger” in such situation).

Retirement benefits, as well as a deferred compensation program	Limited component to reward long-term.

General Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation program is to reward our executives for achieving specific strategic goals of the Company and to align each executive’s interests with those of our stockholders. We believe that rewarding executives for superior levels of performance will result in significant long-term value creation for the Company and our stockholders. As a result, we believe that the compensation packages we provide to executives, including the Named Executive Officers, must include both cash-based and equity-based elements that reward near- and long-term performance. The Committee, with input from its independent compensation consultant and the CEO (for executives other than himself), evaluates the performance of our executives and their compensation packages to ensure that we maintain our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization.

We continuously review and evolve our programs to further align to our pay-for-performance philosophy, placing a strong emphasis on stockholder value creation and subjecting elements of each executive’s compensation to risk depending on the performance of the Company. As such, we base our executive compensation program on the following philosophies:

Our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a substantial portion of our executives’ compensation should be variable and based, as appropriate, on the financial performance of the Company or one of its specific businesses or departments (“businesses”) and provide an opportunity to earn additional awards in connection with superior performance. We have increased the emphasis on performance-based compensation in recent years through our annual Management Incentive Compensation Plan (the “MICP”), a sub-plan of the Performance Incentive Plan, and through the use of PSUs and other equity awards. The PSUs, in particular, subject a material element of executive compensation to the achievement of pre-established performance metrics. In 2023, PSUs comprised 100% of the long-term equity awards to our CEO and comprised 60% of the equity award allocation formula for the senior leadership team, including the other Named Executive Officers. The MICP also features a component that is designed to reward annual improvement in personal performance objectives. For each year, individualized target performance areas are determined for each executive, and a portion of each executive’s compensation under the MICP is dependent upon achievement of those objectives. These individualized target performance areas, referred to as annual improvement priorities (“AIPs”), are designed to drive results that meet or exceed financial targets for the year in areas that are critical to the long-term success of the Company.

Our executive compensation program also aims to reward long-term value creation through equity-based awards that help align the financial interests of management with those of our stockholders since the ultimate value of equity-based awards is tied to the value of our stock. In addition, our executive compensation program includes selective employment-related letter agreements and change in control and severance arrangements that are intended to facilitate those officers’ commitment and dedication to the Company.

CEO Compensation Philosophy. For compensation planning for 2023, the Committee continued with its approach to review the CEO’s base and incentive compensation annually (e.g., for merit increases, annual incentive awards and equity grants) with Willis Towers Watson (“WTW”), its independent compensation consultant. For 2023, the CEO requested that he receive no merit increase to his base salary. For 2023, the CEO’s target annual incentive award under the MICP remained unchanged. The Committee also provided the CEO with long-term incentive awards that, consistent with historical practice, were exclusively granted in the form of PSUs to further align his compensation with the interests of stockholders and the attainment of performance-based metrics. The CEO’s long-term incentive being 100% performance-based was higher than the peer group comparison as the peer group awarded a lower percentage of performance-based long-term incentives, however the Committee believes awarding 100% performance-based long-term incentives creates better alignment with stockholders. This approach places the vast majority of the CEO’s formal reward compensation “at risk” and bases the vesting of equity on company performance, rather than time-based metrics.

For our CEO, approximately 89% percent of the overall targeted direct compensation in 2023 (base salary plus targeted annual bonus and long-term incentive compensation) relates to performance-based incentive awards (annual incentive awards under the MICP and long-term PSUs granted under the PIP). For our NEOs other than the CEO, that percentage averages 49%. The charts below depict the targeted total direct compensation mix for our CEO and the average of our other Named Executive Officers.

Stockholder Outreach and Input

We value the opinions of our stockholders and regularly engage with them on various matters. After our 2023 annual meeting, our integrated outreach team, led by our Investor Relations group, General Counsel and Corporate Secretary’s office and Chief Human Resources Officer, conducted extensive stockholder outreach in December 2023 and January 2024 with the following objectives:

•	Attaining stockholder feedback on our strategy around: corporate governance, executive compensation, sustainability and other important matters.

•	Understanding stockholder questions, concerns, and priorities.

•	Providing insight into corporate governance, executive compensation, sustainability and enhancing overall communication with our stockholders.

As part of our outreach: • We invited stockholders representing approximately 67% of our outstanding common stock to meet with our integrated outreach team to share feedback.

•   We met with each stockholder who accepted our invitation. Overall, we met with holders of 61% of the outstanding common stock that we contacted as part of our outreach effort, representing approximately 41% of our outstanding common stock.

We received constructive feedback and support on board skills and diversity, corporate governance, executive compensation, sustainability and other matters. The feedback was presented to our executive management team and the Board for their review and consideration. The executive management team and the Board have carefully considered feedback from the stockholder discussions, and determined that our current practices generally reflect the sentiment of our stockholders and do not require material changes at this time. We will continue to seriously consider feedback from these discussions as we move forward.

Below is a summary of the feedback we received from stockholders as related to executive compensation. For additional information about our robust stockholder outreach efforts in 2023-24, see “Stockholder Update and Highlights – Stockholder Outreach and Input” starting on page 7 above.

Stockholder Feedback	Our Response

Executive Compensation Philosophy

Stockholders discussed executive compensation philosophy and policies, sought to further understand and clarify aspects of our policies and discussed other desired practices and market trends.

•   We continued our practice of granting the CEO equity exclusively in the form of performance-based stock awards. We also continue to increase the percentage of performance-based stock awards for other executives.

•   We regularly evaluate our compensation policies and practices to ensure they are market and in-line with stockholder expectations.

Employee Stock Purchase Plan (ESPP) Stockholders expressed support for the ESPP as a way to grow employees’ ownership of the company and to align employees’ interests with those of stockholders.

•   Our Board has adopted the ESPP and is seeking stockholder approval at the 2024 Annual Meeting. We believe that an ESSP helps our ability to maintain a competitive position in attracting, retaining and motivating talented personnel, that the ability to participate in the ESPP is an attractive feature for our employees and potential employees, and that an ESPP further aligns the interests of employees and stockholders.

The Board has considered, and will continue to seriously consider, feedback from these discussions as we review and evaluate our executive compensation and other programs and the evolution of our business.

Other Considerations. The Committee reviews market-based data as one benchmark to provide a reference point for compensation practices as well as a source of comparative information to assist in determining various components of compensation. However, it does not use this information to mathematically calculate compensation nor limit itself to any specified range. The Committee reviews market-based data in general terms and uses its judgment and discretion to address individual circumstances rather than simply targeting a level of compensation that falls within a specific range of the data.

For purposes of its review of base salary and other elements of the compensation program Zurn Elkay and WTW have developed a peer group with an emphasis on water-based manufacturing companies with similar market capitalization and annual revenues of the Company. The Company’s 2023 peer group (the “Peer Group”) consisted of the following:

2023 Peer Group
Advanced Drainage Systems, Inc.	Lindsay Corporation
Badger Meter, Inc.	Mueller Water Products, Inc.
Franklin Electric Co., Inc.	Nordson Corporation
Graco Inc.	Northwest Pipe Company
Helios Technologies, Inc.	The Gorman-Rupp Company
Kadant Inc.	Watts Water Technologies, Inc.

Setting Executive Compensation and the Role of Our Executive Officers and Consultants in Compensation Decisions

The Committee annually reviews and approves all compensation decisions related to our Named Executive Officers. The CEO establishes the AIPs for each executive officer other than himself; the Committee establishes the AIPs for the CEO. At the end of the year, prior to making the annual compensation determinations for each executive officer, the CEO and the Committee work together to review data provided by our independent compensation consultant for each executive officer, as well as the performance of the Company and its respective businesses, the role of each executive in the various aspects of that performance and the executive’s level of achievement of his or her AIPs. Based on this review and data, the CEO made recommendations to the Committee as to the compensation of all senior management, including the Named Executive Officers other than himself. The Committee considers these recommendations and meets with its compensation consultant independently to make the final determinations. Other than our CEO, none of the other Named Executive Officers had or have any role in determining the 2023 compensation of other Named Executive Officers. We anticipate that the CEO will continue to have a role in setting the compensation for the senior management of the Company.

The Committee currently uses WTW as its independent compensation consultant to assist in analyzing the Company’s compensation programs and making compensation decisions. The Committee is directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultants hired by it and considers the independence of any such consultant prior to retention. The Company provides appropriate funding, as determined solely by the Committee, for the payment of compensation to the compensation consultants engaged by the Committee.

WTW provides ongoing advisory services to the Committee on various aspects of its overall compensation practices, including, but not limited to, the MICP, the long-term incentive compensation program and the related Performance Incentive Plan, and the compensation program for outside directors. WTW also provides assistance with reviews of compensation programs for the CEO and other executive officers. The Company paid WTW approximately $125,000 in 2023 for these advisory services related to its executive and director compensation programs. In addition, in 2023, WTW was also engaged by management, finance and human resources to provide pension actuarial, general compensation consulting and property and casualty insurance brokerage services. Fees for these services totaled approximately $335,000 in 2023.

After considering the factors set forth in the SEC and NYSE rules, in accordance with the Committee’s charter, the Committee determined that WTW is sufficiently independent to appropriately advise the Committee on compensation matters and that its relationship with WTW does not give rise to any conflict of interest. Going forward, the Committee expects that it will continue to engage WTW and other compensation consultants when and as appropriate and will conduct an assessment of consultants’ independence prior to any such engagement.

2023 Executive Compensation Components and Determinations

The principal components of our executive compensation program are discussed below.

Base Salary. The Committee currently reviews base salaries for all executives annually, with base salary adjustments typically finalized in the first quarter of the year. In determining base salaries, the Committee considers the executive’s responsibilities, experience, skills, sustained level of performance in the job, performance in the prior year, contribution to overall business goals, publicly-available data, information obtained from compensation consultants and the CEO’s recommendations (with respect to executive officers other than himself). Based on the Committee’s subjective review of these factors, it determines each Named Executive Officer’s base salary, which are intended to be competitive with the market.

There was no change to the base salary of the CEO in 2023. His base salary continues to be comparable to the median of general industry survey data and competitive with the median of peer group comparisons. There was no change in the base salary for the other Named Executive Officers in 2023, with the exception of Mr. Schoon, whose base salary increased by 6% as a result of his individual performance and internal evaluations. Base salary levels for our executive officers, in aggregate, are near the median of the market. The base salaries for the Company’s other Named Executive Officers continue to be competitive with the market and reflect individual performance.

The Committee reviewed the base salaries for all executives (including the CEO) in February 2023, using the process discussed above, and finalized the following adjustments:

Name	2023 Base Salary ($)	Increase as Compared to 2022 (%)
Todd A. Adams	$1,005,000	—
Chairman and Chief Executive Officer

Mark W. Peterson	$550,000	—
Senior Vice President and Chief Financial Officer

Jeffrey A. Schoon	$440,000	6%
Executive Vice President (1)

Michael D. Troutman	$395,000	—
Chief Information Officer

Craig G. Wehr	$575,000	—
Chief Operating Officer (1)

(1)	Effective January 1, 2024, Mr. Schoon assumed the role of President and Mr. Wehr assumed an executive advisory role.

2023 Annual Performance-Based Awards. Annual cash incentives based on performance during 2023 were principally awarded to our executive officers through the MICP; long-term incentives granted during 2023 are discussed in “Long-Term Equity Incentive Awards” below. The MICP is designed to provide our key officers, including our Named Executive Officers, with appropriate variable incentives to achieve and exceed key business objectives by providing performance-based compensation in addition to their base salary. Under the terms of the MICP, participants are eligible to earn variable incentives based upon the achievement by the Company or the respective business, as the case may be, of the financial targets established by the Committee and each executive’s individual performance and achievement of AIPs; all amounts awarded under the MICP are also subject to the overall review, approval and potential adjustment by the Committee.

Under the MICP, each participant’s target incentive amount is based upon a specified percentage of the participant’s annual base salary. In making determinations for the MICP awards to executive officers and other key personnel for 2023, the Committee reviewed, among other factors, the results of its compensation consultants’ studies of the Company’s cash compensation. For 2023, the target incentive amounts as a percentage of annual base salary were as follows:

Name	Target MICP %
Todd A. Adams	125%
Mark W. Peterson	100%
Jeffrey A. Schoon	60%
Michael D. Troutman	50%
Craig G. Wehr	100%

Target incentive levels for our executive officers were, in aggregate, at the median of the market. The level for each executive was set so as to incentivize executives to achieve superior corporate and individual results by providing meaningful compensation upon the achievement of established goals.

The target incentive level for Mr. Adams was set to make his compensation particularly focused on value creation for stockholders and was generally in line with that of the Peer Group. However, the Committee continued to limit the maximum payment (which was set at 250% of base salary) that may be earned by Mr. Adams, as well as by the other Named Executive Officers, under the MICP, as the Committee believes that a cap on the payment is appropriate and that the cap is at a sufficiently high level so as to continue to encourage strong performance. However, the Committee retains the discretion to waive the cap on the payment.

The board of directors, based on input from the CEO and CFO, approves the financial performance targets for the Company and each business, and the Committee uses those to set the financial targets under the MICP. The Committee sets the AIPs for our CEO and our CEO establishes the AIPs for all of the other members of senior management participating in the MICP, including the other Named Executive Officers. In setting the financial targets, the Company considers its strategic plan and determines what achievement will be required for that period to drive to its multi-year performance commitment.

Under the terms of the MICP, each participant is initially entitled to his or her target incentive amount if 100% of the specified performance targets (“Base Targets”) are achieved. For the Named Executive Officers to be eligible for a minimum incentive payout under the corporate financial performance metrics, which are subject to adjustment by the Committee in certain extraordinary circumstances, the Company must reach a threshold level of performance, which, for 2023, was at least 90% of either of the respective metrics (which are described in more detail below), with higher payouts for attainment of superior levels of performance, as summarized in the below table:

Achievement	90% of Financial Targets	100% of Financial Targets	105% of Financial Targets	110% of Financial Targets	115% of Financial Targets	120% of Financial Targets	125% or > of Financial Targets
Financial Factor Payout	50%	100%	112.5%	125%	150%	175%	200% and >*

*	For each additional 5% increase in the percent of Base Target plan achievement above 115%, the financial factor payout will increase 25%.

With respect to the financial performance portion of the incentive formula under the MICP, the Committee believes that incentive compensation should increase incrementally as the level of achievement increases and that executives should be encouraged to strive for superior results. While there is a cap on the maximum payout amount to the CEO and other Named Executive Officers, as noted above, the Committee believes the cap is at a sufficiently high level so as to continue to encourage strong performance. The Committee has discretion to increase or decrease the amount actually paid out under the MICP if necessary to account for certain extraordinary events or other factors that may have disproportionately affected the formulaic results or to adjust for how the formulaic results are calculated. In addition, there is generally no minimum incentive payable under the MICP even if 90% or more of the corporate financial performance metrics are achieved because the incentive payment is subject to the individual’s AIP multiplier (also referred to as personal performance multiplier), which could be 0%.

After the financial results have been calculated under the MICP, each individual’s personal performance and AIPs are evaluated by the Committee (for the CEO) and by the CEO (for other executive officers), after which the individual’s personal performance multiplier is applied to determine the amount of the incentive earned. The Committee believes it is important for the MICP to align each Named Executive Officer’s compensation with the officer’s individual, unit, group and/or corporate financial performance. Under the MICP, the personal performance objectives are intended to reinforce cross-functional, business teamwork, should generally tie to strategy deployment objectives and should be aggressive, measurable, and critical to success of the Company’s business. For executive officers, the personal performance multiplier is between zero and 150%, with the Committee determining each officer’s multiplier based on the individual’s performance. A performance multiplier of 100%, or 1.0, is used to denote on-target achievement of goals.

As noted above, Base Targets under the MICP are comprised of the Company’s financial performance metrics combined with individual AIPs. MICP performance is tied to the Company’s consolidated financial performance. The specific metrics for 2023 were based as follows:

Metric	Weight
Adjusted EBITDA	50%
Free Cash Flow	50%

For the MICP, we generally define adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock-based compensation expense, other (income) expense, LIFO (income) expense, un-budgeted acquisitions and other non-recurring items, translated at constant currency as used for internal management reporting. We define Free Cash Flow, for purposes of the portion of the MICP based on consolidated Company performance, as cash flow from operations less capital expenditures (net of proceeds from the sale of fixed assets, if any), un-budgeted acquisitions and, when appropriate, other non-recurring items, translated at the constant currency used for internal management reporting. While the MICP metrics may be measured at various levels within the organization, the mechanics of the calculations are substantially the same for all participants in the MICP.

For 2023, the Company again used adjusted EBITDA in the MICP because it believes adjusted EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors and other interested parties in evaluating companies in our industry. Further, the Company used adjusted EBITDA because it is used by the Company’s lenders, and often compared by analysts and investors, in evaluating our overall profitability and ability to meet debt service obligations. The Committee also used Free Cash Flow as an additional metric under the MICP because the Committee believes it represents the ability to generate cash and, therefore, potentially improve profits. It also provides increased transparency around operating cash flow generation and, therefore, aligns the Named Executive Officers’ incentive compensation with a measure over which they more directly control.

The Committee’s intention in setting the Base Targets under the MICP for 2023 was to provide strong incentive for the executives to perform at a high level and create value for our stockholders in order for any incentives to be earned. Accordingly, the Committee believed that in the then-existing economic climate an exceptional level of performance to attain or exceed the target level would be required, but such targets also remained practically attainable in order to discourage excessive risk-taking to achieve them. After the completion of the performance period, the Committee makes a determination as to whether the targets were met, and determines the extent, if any, to which the target incentives should be paid based on these results and other factors. In addition, under the MICP, if any acquisition or disposition of any business by the Company, merger, consolidation, split-up, spin-off, or any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate, then the Committee will, in good faith and in such manner as it may deem equitable, adjust the financial targets of the MICP or modify the payouts thereunder, including adjusting these upward or downward.

The MICP plan for 2023, which all executive officers participated in, reflected performance during 2023. With respect to results for purposes of the MICP, the Committee determined that the Company consolidated adjusted EBITDA was slightly below the targeted EBITDA and therefore the payout for the adjusted EBITDA portion of MICP financial factor was 90%. The Free Cash Flow was above the target resulting in a 125% factor for this metric. Thus, the resulting payout under the consolidated plan, in which all executive officers participate, was 108% for 2023.

As mentioned above, aggregate incentives under the MICP are weighted to include corporate financial performance metrics, as well as personal performance; thus, the results under the corporate financial metrics are subject to change based on the personal performance multiplier and achievement of AIPs. For 2023, AIPs were focused for each person as listed below:

Name	AIP
Todd A. Adams	Overall growth and performance of the Company, and increasing organizational capabilities

Mark W. Peterson	Compliance, cost savings (including Elkay related synergies) and the financial strength of the Company

Jeffrey A. Schoon	Operational performance improvements and the integration of the Elkay business

Michael D. Troutman	Integration of the Elkay business and IT systems as well as enabling industry leading solutions and digital capabilities

Craig G. Wehr	Integration of the Elkay business and the overall growth and performance of the Zurn Elkay business

After completion of 2023, the Committee reviewed the CEO’s level of personal performance and the achievement of AIPs. Additionally, the Committee, along with input from the CEO, reviewed the remaining Named Executive Officers’ level of personal performance and the achievement of AIPs. Below is a summary of the financial factor, personal factor and final 2023 MICP payout amounts:

Name	Financial Factor	Personal Factor	2023 MICP Amounts
Todd A. Adams	108%	1.25	$1,695,938

Mark W. Peterson	108%	1.12	665,280

Jeffrey A. Schoon	108%	1.14	325,037

Michael D. Troutman	108%	1.12	238,896

Craig G. Wehr	108%	1.20	745,200

Long-Term Equity Incentive Awards. The Company and the Committee provide incentives that link our Named Executive Officers’ compensation to the returns experienced by our stockholders, primarily through awards under the Performance Incentive Plan. The Performance Incentive Plan is intended to provide performance incentives to our officers, employees and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and to create value for our stockholders. The types of permitted awards include stock options, stock appreciation rights, stock bonuses, restricted stock and RSUs, performance stock and PSUs, stock units and other similar rights to purchase or acquire shares, as well as cash awards. Awards may vest, over time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination thereof. The Performance Incentive Plan is administered by the Committee.

The Committee generally uses an annual grant schedule for equity awards. Typically, grants are made in the first quarter of each year, following the announcement by the Company of the prior year’s results.

The Committee may also make other such grants from time to time based on various facts and circumstances, including but not limited to new hires, changes in roles or responsibilities, individual performance, business combination transactions, specific achievements and other associate retention considerations. The Committee believes that equity-based awards play an important role in fostering a pay-for-performance culture, in which incentives are created for our executives to maximize Company performance and align the interests of our executives with those of our stockholders.

Historically, the long-term incentive compensation for the Company’s Named Executive Officers had been consistent with the median level of such awards granted to comparable executives in the Peer Group.

For 2023, the long-term equity awards granted to our executive officers (other than Mr. Adams) consisted of 60% performance-based PSUs and 40% time-based RSUs. For Mr. Adams, his long-term equity incentive award consisted entirely of PSUs. Vesting of the PSUs will be based on achievement relative to specified performance goals during the period from January 1, 2023 through December 31, 2025. For these awards, 50% of the value of the PSUs is based on goals related to free cash flow conversion and 50% is based on goals related to return on invested capital (“ROIC”), which also aligns with the Company’s long-term strategic plan. The PSUs have 100% cliff vesting after the conclusion of the relevant performance period and can be earned at levels between 0% and 200% based on the degree of satisfaction of the performance conditions.

In furtherance of our pay-for-performance philosophy, and after a review of competitive practices, the Committee has increased the portion of the long-term equity award granted to our executive officers as PSUs in recent years to drive even greater alignment between senior management and the long-term interests of stockholders. Target long-term incentive compensation levels for our executive officers were, in aggregate, between the median and seventy fifth percentile of the market, in furtherance of our compensation philosophy. The Committee believes that the use of PSUs and the allocation formulas further align the interests of our executives with those of our stockholders, support our talent strategy, enhance retention opportunities, provide additional motivation for our executives to succeed in the long-term and maintain market competitiveness.

RSUs that vest based on continued employment are included in our executive officer long-term incentive mix in order to better align management with the long-term interests of stockholders, provide retention incentives and maintain a market-competitive compensation structure. The RSUs granted to executive officers for 2023 vest in three equal annual installments, assuming continued service.

The Committee intends to continue to make annual or regularly recurring grants of equity awards to our Named Executive Officers and other officers, key employees, directors and consultants. The Committee will continue to evaluate compensation practices and the mix of both long-term and short-term incentives to align with competitive practices.

Payouts of Awards Granted in 2021. In February 2021, the Committee granted long-term equity incentive awards; the following information provides details on the grant and payout:

•

100% of the long-term equity incentives awarded to Messrs. Adams and Peterson were in PSUs and the long-term equity grant allocation formula for the other executive officers consisted of 60% PSUs and 40% RSUs.

•	Vesting (100% cliff) of the PSUs was based on specified performance goals during the period from January 1, 2021 through December 31, 2023.

•	50% of the value of PSUs was based on goals related to free cash flow conversion and 50% was based on goals related to ROIC.

•	The PSUs could earn between 0% and 200% based on the degree of satisfaction of the performance conditions.

•	Based on performance on both metrics, the 2021 PSUs vested and paid out, in aggregate, at 200% of target value.

Free cash flow conversion for purposes of these PSUs means the ratio of adjusted free cash flow to net income for the three-year performance period. Adjusted free cash flow is measured as cash flow from operations as adjusted for capital expenditures, unbudgeted acquisitions and other non-recurring items, translated at constant currency as used for internal management reporting. Net income is calculated in accordance with U.S. GAAP, as adjusted for unbudgeted acquisitions and other non-recurring items.

The payouts of the 2021 PSUs are reflected in the Stock Awards—Value Realized on Vesting column of the Option Exercises and Stock Vested in 2023 Table on page 62.

The RSUs granted to executive officers in 2021 vested in three equal annual installments, assuming continued service. As noted above, Messrs. Adams and Peterson received grants consisting of solely PSUs in February 2021. The vesting of the RSUs in 2023 is reflected in Stock Awards—Value Realized on Vesting column of the Option Exercises and Stock Vested in 2023 Table on page 62. See also the “Outstanding Equity Awards at December 31” table for additional information regarding outstanding equity awards.

Stock Ownership Requirements for Executive Officers. The Committee has adopted stock ownership guidelines for our executive officers, including the Named Executive Officers, to align their interests with the long-term interests of our stockholders and to encourage significant levels of stock ownership. The guidelines are expressed as a multiple of an executive’s base salary. The guidelines require the CEO to own Zurn Elkay stock with a market value equal to six times his base salary and require the executive officers other than the CEO to own three times their base salary within a specified five-year window. Shares owned and performance shares once earned are included in determining the executives’ level of ownership. In 2022, we revised our stock ownership guidelines so that shares underlying vested stock options that are “in the money” are not included in determining the executives’ level of ownership. As of the Record Date, three of our executive officers, including the CEO, had met the stock ownership guidelines, and the Company believes that all of the executives will have met their stock ownership guidelines within the specified five-year window.

Clawback Policy. The Company adopted an Executive Compensation Clawback Policy, effective as of October 2023, that complies with the recently enacted rules of the SEC and the listing standards of the NYSE. Under the terms of the policy, if the Company is required to prepare an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period, the Company must recover reasonably promptly certain incentive compensation received by current or former executive officers in the three-year period prior to the restatement. For these purposes, incentive compensation is compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure. The amount of such incentive compensation to be recovered is the amount that exceeds the amount of incentive compensation that otherwise would have been received had it been determined based on the restated amounts. Subject to limited exceptions permitted under the SEC rules and listing standards of the NYSE, recovery is mandatory and does not depend on fraud or fault of the executive officers.

In addition, the policy also provides that in the event that the Committee determines that a current or former officer or other employee designated from time to time by the Committee in its discretion engaged in illegal or fraudulent conduct or materially breached the Company’s Code of Conduct, the result of which is adverse to the Company, whether through financial or reputational harm, the Committee may, as and to the extent it deems appropriate, in its sole discretion, recoup from any such person who engaged in such conduct the incentive compensation that was received by such person during the three-year period prior to such conduct.

This policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002.

Anti-Hedging and Anti-Pledging Policies. The Company’s Insider Trading Policy expressly prohibits directors, officers and employees from engaging in any hedging or monetization transactions that are designed to hedge against a decrease in the price of the Company’s common securities, such as zero-cost collars and forward sale contracts. Further, the Insider Trading Policy prohibits directors, officers and employees from holding Company securities in a margin account, pledging Company securities as collateral for a loan or taking out loans against 401(k) Plan balances invested in the Zurn Elkay Stock Fund.

Employment-related Agreements; Severance and Change in Control Arrangements; Other Benefits upon Termination.

•

The Company generally has not entered into employment agreements with its domestic employees, including with its executive officers. Instead, the Company has utilized employment offer letters to set forth the initial terms and conditions of employment, but generally those did not have continuing obligations.

•

The Company entered into a letter agreement with Mr. Adams regarding his continuing employment on December 13, 2018. The letter agreement currently extends through December 13, 2024, after which it automatically renews for one-year terms unless either party provides notice of intent to terminate.

•

The Company has an Executive Change in Control Plan (which provides potential benefits upon certain terminations that occur in connection with a change in control) and an Executive Severance Plan (which provides potential benefits in the event of a termination of an executive officer without cause other than in connection with a change in control transaction and sets uniform benefits levels for executive officers). The change in control provisions in the Executive Change in Control Plan utilize a “double trigger” before benefits are payable.

•	Mr. Adams is covered by these plans, although at somewhat higher benefit levels than other participants, which is in line with market practice.

•	The Committee periodically reviews these benefits to help assure that they remain at appropriate levels.

The Committee believes it is important to have employment-related letter agreements, and change in control and severance arrangements, to help assure the Company of the continuing availability of the Named Executive Officers’ and other key employees’ services over a period of time and to protect the Company from competition post-employment, as well as to help assure that those individuals will not be distracted by personal interests in the case of a potential acquisition of Zurn Elkay and to maintain their continuing loyalty to the Company.

For more information regarding the letter agreement with our CEO, the Executive Change in Control Plan and the Executive Severance Plan, see “Executive Compensation—Employment-Related Agreements and Potential Payments upon Termination or Change in Control” below.

In addition, for all officers and employees, including the Named Executive Officers, outstanding unvested equity awards granted under the Performance Incentive Plan have a “double trigger” and do not immediately vest on a liquidity event, such as the Company being acquired, unless certain other conditions, such as a loss of employment, are met.

Retirement Benefits. Each of our Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. Mr. Wehr also participates in the legacy Zurn Non-Union Pension Plan (the “Pension Plan”); however, none of the other Named Executive Officers participate in any qualified or nonqualified defined benefit pension plans of the Company because participation in the Pension Plan was closed to new employees prior to their respective hire dates.

Benefit payments under the Pension Plan are generally based on average annual compensation—including overtime pay and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits for the five consecutive years within the last 10 consecutive years preceding termination of employment that produce the highest average. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. Benefits under the Pension Plan are frozen except that former participants in one prior plan who were at least age 40 on December 31, 2009, including Mr. Wehr, continue to have additional compensation taken into account and will receive benefits based on the five consecutive years within the final 10 consecutive years preceding termination of employment that produce the highest average annual compensation.

Nonqualified Deferred Compensation. The Zurn Elkay Deferred Compensation Plan (the “Deferred Plan”) is intended to further enhance executive officers’ and other participants’ ability to defer compensation to permit long-term savings. Pursuant to the Deferred Plan, officers of the Company, including the Named Executive Officers, and other employees selected by the Compensation Committee for participation (“Eligible Participants”) may elect to defer payment of up to 75% of their base salary, annual cash incentive bonus and hiring bonus. Under the Deferred Plan, the Company makes matching contributions equal to 50% of the first 8% of base salary or bonus that each Eligible Participant defers under the Deferred Plan, with the amount of the Company match being capped at 4% of an Eligible Participant’s base salary. Company contributions credited to an Eligible Participant’s account will be vested once he or she has been an Eligible Participant for three years.

Eligible Participants may direct the manner in which amounts credited to their accounts are deemed invested by choosing from among investment alternatives that generally parallel those offered under the Company’s 401(k) Plan (except that the Zurn Elkay Stock Fund and any collective investment trusts are not offered under the Deferred Plan). Deemed earnings and losses are periodically credited to Eligible Participants’ accounts based on the investment experience of their deemed investments. Each Eligible Participant may elect to have deferred amounts (as adjusted to reflect deemed earnings experience) distributed after the Eligible Participant’s separation from service in the form of a lump sum payment or in annual installment payments over a period of 5 or 10 years, with certain exceptions for separation from service prior to the attainment of age 60 or upon death. In any event, payments triggered by a separation from service generally will be delayed for six months following such separation as required under Internal Revenue Code Section 409A. Upon the death of an Eligible Participant or a change in control of the Company, an Eligible Participant’s remaining account balance will be distributed in a lump sum.

Other Personal Benefits. The Company and its subsidiaries provide executive officers with personal benefits, such as reimbursement of travel expenses, automobile-related benefits, club dues, estate, tax and financial planning assistance (in the case of financial planning assistance, either paid for by the Company or reimbursed up to $30,000 per year) and moving, relocation and temporary housing expenses and reimbursements, when appropriate, all of which the Company believes are reasonable, competitive and consistent with its overall compensation program. In that regard, the Committee has periodically reviewed the benefits provided to the Named Executive Officers. In particular, during 2023, benefits to the Named Executive Officers included, varying on the particular executive officer, club dues, estate and financial planning assistance, and an automobile allowance or participation in an automobile leasing program.

Tax Considerations. As a result of Tax Reform, the performance-based compensation exception, which permitted deductibility for certain compensation over $1.0 million, was generally eliminated prospectively, subject to transitional provisions for certain compensation and grants awarded.

While the Committee intends to be mindful of both the effects of the reduction of tax deductibility and the need for the Company to continue to offer competitive compensation notwithstanding Tax Reform, the Committee also expects to continue to include compensation keyed to the Company’s pay-for-performance philosophy as a significant portion of executive compensation. The Committee anticipates taking appropriate action to attempt to preserve the deductibility for past awards to the extent reasonably possible and as permitted by transitional provisions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during 2023 was a current or former employee of the Company, nor were there any transactions or relationships involving members of the Compensation Committee that required disclosure under SEC rules.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation Committee of the board of directors are described above under “Corporate Governance—Board Committees—Compensation Committee” and are set forth in a written charter adopted by the board. The charter is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.

As part of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis.” Based upon this review and discussion, the Committee recommended to the Company’s board of directors that the “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K and be included in this Proxy Statement.

Members of the Compensation Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

Thomas D. Christopoul (Chair)

David C. Longren

Emma M. McTague

Rosemary Schooler

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information about the compensation of our Named Executive Officers.

Name	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd A. Adams	2023	$1,005,000	—	$6,500,003	—	$1,695,938	$607,572	$97,405	$9,905,918
Chairman and	2022	1,005,000	—	—	—	314,063	—	100,991	1,420,254
Chief Executive Officer	2021	1,005,000	—	11,920,040	—	3,354,188	402,375	88,734	16,770,337

Mark W. Peterson	2023	550,000	—	1,400,022	—	665,280	110,735	53,552	2,779,589
Senior Vice President	2022	550,000	—	—	—	137,500	—	51,983	739,483
and Chief Financial Officer	2021	547,115	—	2,925,049	$374,987	1,101,375	—	48,409	4,996,935

Jeffrey A. Schoon	2023	435,673	—	475,021	—	325,037	27,572	42,719	1,306,022
Executive Vice President(7) (8)

Michael D. Troutman	2023	395,000	—	340,008	—	238,896	137,504	53,755	1,165,163
Chief Information Officer	2022	394,000	—	—	—	46,906	—	52,207	493,113
	2021	387,173	—	593,791	81,234	518,648	91,001	50,772	1,722,619

Craig G. Wehr	2023	575,000	—	—	—	745,200	256,813	60,068	1,637,081
Chief Operating Officer (8)	2022	516,731	—	3,000,023	—	143,750	—	52,801	3,713,304
	2021	437,692	—	2,100,025	249,984	497,063	32,721	53,333	3,370,818

(1)

Salary reflects amounts actually paid during the year. Any amounts deferred under the Zurn Elkay Deferred Compensation Plan are also included in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table below.

(2)

The amounts in column (d) include only bonus payments made outside of our annual MICP or guaranteed payments thereunder in excess of amounts otherwise earned. Cash payments under the MICP are set forth in column (g), “Non-Equity Incentive Plan Compensation.” For information regarding payments under the MICP related to performance during 2023, see “Compensation Discussion & Analysis—2023 Executive Compensation Components and Determinations—2023 Annual Performance-Based Awards.”

(3)

The amounts in columns (e) and (f) reflect the grant date fair value computed in accordance with ASC 718 for equity awards under the Performance Incentive Plan made in each year. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of equity awards contained in Note 14 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report.

Equity grants to the Named Executive Officers in 2023 consisted of: PSUs (all Named Executive Officers except Mr. Wehr) and RSUs (all Named Executive Officers except Mr. Adams and Mr. Wehr). For PSUs granted in 2023, 50% of the value of PSUs is based on goals related to free cash flow conversion and 50% is based on goals related to ROIC. PSUs are reported in column (e), “Stock Awards,” at target; participants can earn twice the number of PSUs granted for performance at maximum. The value of the PSUs granted in February 2023 at the maximum performance level (200%) for each Named Executive Officer: Mr. Adams—$13,000,006; Mr. Peterson—$1,679,998; Mr. Schoon—$569,998; and Mr. Troutman—$407,992. Grants of RSUs are not subject to performance conditions.

Please also see the “Grants of Plan-Based Awards in 2023” table for further information about equity awards granted in 2023, and the “Outstanding Equity Awards at December 31, 2023” table for information regarding all outstanding equity awards at the end of 2023.

(4)

The amounts in column (g) represent the amount payable as cash incentive awards under the Company’s MICP to the Named Executive Officers for the respective year’s performance. Any amounts deferred under the Zurn Elkay Deferred Compensation Plan are also included in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table below.

(5)

The amount in column (h) represents earnings on the non-qualified Deferred Compensation Plan in those periods for each Named Executive Officer. Mr. Wehr is the only Named Executive Officer who participates in the Zurn Elkay Pension Plan; as a result, for Mr. Wehr, the amount in column (h) also includes the increase, if any, in the actuarial present value of pension benefits under the Zurn Pension Plan between periods. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding the Pension Plan and the Deferred Compensation Plan.

(6)	The amounts in column (i) for 2023 include the items listed in the table below.

Name	Year	401(k) Matching Contribution ($)	Deferred Compensation Plan Company Contribution ($)	Automobile Allowance and Related Expenses ($)	Estate and Financial Planning ($)	Club Dues ($)	Total ($)
Todd A. Adams	2023	$11,250	$40,200	$6,494	$24,000	$15,461	$97,405

Mark W. Peterson	2023	11,250	22,000	3,847	15,905	550	53,552

Jeffrey A. Schoon	2023	11,250	17,427	10,800	2,600	642	42,719

Michael D. Troutman	2023	11,250	15,800	10,800	15,905	—	53,755

Craig G. Wehr	2023	11,250	23,000	5,099	15,905	4,814	60,068

(7)

Mr. Schoon has been an executive officer since March 2023. Since Mr. Schoon was not a Named Executive Officer in 2021 or 2022, in accordance with SEC rules, information for such periods is not required to be presented.

(8)	Effective January 1, 2024, Mr. Schoon assumed the role of President and Mr. Wehr assumed an executive advisory role.

* * *

Narrative to Summary Compensation Table

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in the specified periods. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of PSUs, RSUs and stock options, cash incentive compensation and accrued benefits under Company retirement plans. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table.”

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow, as well as the preceding “Compensation Discussion and Analysis” section. The “Grants of Plan-Based Awards in Fiscal 2023” table, and the description of the material terms of equity awards that follows it, provide information regarding the long-term equity incentives awarded to our Named Executive Officers in 2023. The “Outstanding Equity Awards at December 31, 2023” table provides further information regarding the Named Executive Officers’ potential realizable value with respect to their outstanding equity awards. The “Nonqualified Deferred Compensation Plan” table provides information regarding contributions and period-end balances in the Company’s Deferred Compensation Plan. The discussion under “Employment-Related Agreements and Potential Payments upon Termination or Change in Control” below is intended to further explain potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Grants of Plan-Based Awards in 2023

The following table presents information about grants of plan-based awards made to our Named Executive Officers during 2023. For additional information regarding outstanding awards please see the “Outstanding Equity Awards at December 31, 2023” table.

		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards (5) ($)
Name	Award Type		Threshold (2) ($)	Target (3) ($)	Maximum (4) ($)	Threshold (#)	Target (#)	Maximum (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Todd A. Adams	MICP	02/1/2023	$628,125	$1,256,250	$2,512,500	—	—	—	—	—	—	—
	PSUs(6)	02/10/2023	—	—	—	139,785	279,570	559,140	—	—	—	$6,500,003
Mark W. Peterson	MICP	02/1/2023	275,000	550,000	1,375,000	—	—	—	—	—	—	—
	PSUs(6)	02/10/2023	—	—	—	18,065	36,129	72,258	—	—	—	839,999
	RSUs(7)	02/10/2023	—	—	—	—	—	—	24,087	—	—	560,023
Jeffrey A. Schoon	MICP	02/1/2023	132,000	264,000	1,100,000	—	—	—	—	—	—	—
	PSUs(6)	02/10/2023	—	—	—	6,129	12,258	24,516	—	—	—	284,999
	RSUs(7)	02/10/2023	—	—	—	—	—	—	8,173	—	—	190,022
Michael D. Troutman	MICP	02/1/2023	98,750	197,500	987,500	—	—	—	—	—	—	—
	PSUs(6)	02/10/2023	—	—	—	4,387	8,774	17,548	—	—	—	203,996
	RSUs(7)	02/10/2023	—	—	—	—	—	—	5,850	—	—	136,013
Craig G. Wehr	MICP	02/1/2023	287,500	575,000	1,437,500	—	—	—	—	—	—	—

(1)

Amounts reflect target incentive awards under the MICP for 2023 for each Named Executive Officer. Target incentive awards for 2023 were paid in cash. Actual cash amounts paid under the MICP for 2023 are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.

(2)

There is no minimum amount payable under the MICP. Unless there is a specific guaranty arrangement with a particular executive officer, no payout is earned if either (i) the Company or the respective business, as the case may be, fails to achieve the specified performance metrics (which are discussed in “Compensation Discussion and Analysis—2023 Executive Compensation Components and Determinations—2023 Annual Performance-Based Awards” above) or (ii) if an individual receives a zero achievement on his personal performance multiplier. The Threshold payout amount is 50% of the Target amount, and the amount shown in column (c) represents the amount payable under the MICP if 90% of the applicable performance targets are met and a 1.0 personal performance multiplier is applied. For each percentage point by which the applicable metrics are missed, the potential bonus is reduced by 5 percentage points; no bonus is paid if the Company (or respective business) fails to reach at least 90% of the applicable metrics; however, a bonus is paid if at least 90% of any of the applicable financial metrics is met.

For executive officers, the personal performance multiplier is between zero and 1.5, with the Compensation Committee determining each officer’s multiplier based on the individual’s performance.

(3)

Target represents the amount payable under the MICP if 100% of the corporate (or respective business) metrics are met and a 1.0 personal performance multiplier is applied, assuming each executive’s current annual base salary, excluding any additional discretionary bonus that could be paid under the plan. A personal performance multiplier of 1.0 denotes on-target achievement of goals.

(4)

For each percentage point above Target, the potential bonus is increased incrementally, in an amount equal to 2.5 percentage points for each of the first 10 percentage points over the Target and, thereafter, by 5 percentage points for each percentage point over 110% of the Target. For 2023, the Committee set a limit of 250% of base salary on the maximum incentive opportunity with respect to the corporate (or respective business) financial performance-based portion of the incentive formula under the MICP for Mr. Adams and the other Named Executive Officers. The Committee believes that such a cap is appropriate for a public company, but that the cap is at a sufficiently high level so as to continue to encourage particularly strong performance.

(5)

This amount represents the grant date fair value of the equity awards calculated in accordance with ASC 718. See also the discussion of equity awards contained in Note 14 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report.

(6)

Column (f), (g) and (h) show the number of shares that would be received at threshold, target and maximum performance levels. Vesting of the PSUs is dependent on goals related to free cash flow conversion and ROIC during the period from January 1, 2023, through December 31, 2025. The PSUs have 100% cliff vesting after conclusion of the performance period, assuming continued employment, and can be earned at levels between 0% and 200% based on the satisfaction of the performance conditions. For more information regarding the PSUs, see “Narrative to Grants of Plan-Based Awards Table” below.

(7)	The RSUs granted vest in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

* * *

Narrative to Grants of Plan-Based Awards Table

As described under “Compensation Discussion and Analysis—2023 Executive Compensation Components and Determinations—2023 Annual Performance-Based Awards,” the MICP provides for cash incentive awards based on specified criteria. For the Named Executive Officers, the goals were based on the achievement of personal goals, referred to as AIPs, and the achievement of minimum annual Company or a specific business’s financial performance targets.

The Performance Incentive Plan is intended to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders. For 2023, long-term equity awards granted to the Named Executive Officers other than Mr. Adams and Mr. Wehr consisted of 60% PSUs and 40% RSUs. For Mr. Adams, his long-term equity incentive award consisted entirely of PSUs. Vesting of the PSUs will be based on specified performance goals during the period from January 1, 2023 through December 31, 2025. For these PSU awards, 50% of the value of PSUs is based on goals related to free cash flow conversion and 50% is based on goals related to ROIC. For performance at the threshold level, 50% of the PSUs may be earned, and for performance above the target level, recipients may earn up to twice the target number of PSUs. The PSUs have 100% cliff vesting after the conclusion of the performance period, assuming continued employment. RSUs vest in three equal installments beginning on the first anniversary of the grant date, assuming continued employment. See “Compensation Discussion and Analysis—2023 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above for more information regarding the Performance Incentive Plan, as well as equity grants made to our executive officers under that plan.

Outstanding Equity Awards at December 31, 2023

The following table presents information about Zurn Elkay stock and option awards held by our Named Executive Officers that were outstanding at the end of 2023.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Todd A. Adams	5/19/2017	439,545	—	11.37	5/19/2027	—	—	—	—
	5/25/2018	184,733	—	14.22	5/25/2028	—	—	—	—
	10/05/2021(4)	—	—	—	—	—	—	163,994	4,823,064
	02/10/2023(4)	—	—	—	—	—	—	279,570	8,222,154
Mark W. Peterson	5/25/2018	46,780	—	14.22	5/25/2028	—	—	—	—
	10/05/2021(6)	22,321	11,160	33.05	10/5/2031	—	—	—	—
	10/05/2021(4)	—	—	—	—	—	—	22,693	667,401
	10/05/2021(5)	—	—	—	—	3,782	111,229	—	—
	02/10/2023(4)	—	—	—	—	—	—	36,129	1,062,544
	02/10/2023(5)	—	—	—	—	24,087	708,399	—	—
Jeffrey A. Schoon	8/15/2022(4)	—	—	—	—	—	—	31,960	939,944
	02/10/2023(4)	—	—	—	—	—	—	12,258	360,508
	02/10/2023(5)	—	—	—	—	8,173	240,368	—	—
Michael D. Troutman	5/22/2015	52,851	—	12.67	5/22/2025	—	—	—	—
	5/20/2016	78,871	—	9.69	5/20/2026	—	—	—	—
	5/19/2017	37,676	—	11.37	5/19/2027	—	—	—	—
	5/25/2018	15,116	—	14.22	5/25/2028	—	—	—	—
	02/16/2021(5)	—	—	—	—	2,105	61,908	—	—
	10/05/2021(6)	4,836	2,417	33.05	10/5/2031	—	—	—	—
	10/05/2021(4)	—	—	—	—	—	—	4,917	144,609
	10/05/2021(5)	—	—	—	—	819	24,087	—	—
	02/10/2023(4)	—	—	—	—	—	—	8,774	258,043
	02/10/2023(5)	—	—	—	—	5,850	172,049	—	—
Craig G. Wehr	5/22/2015	62,461	—	12.67	5/22/2025	—	—	—	—
	5/20/2016	94,423	—	9.69	5/20/2026	—	—	—	—
	5/19/2017	40,815	—	11.37	5/19/2027	—	—	—	—
	5/25/2018	15,592	—	14.22	5/25/2028	—	—	—	—
	02/16/2021(5)	—	—	—	—	4,812	141,521	—	—
	10/05/2021(6)	14,880	7,440	33.05	10/5/2031	—	—	—	—
	10/05/2021(4)	—	—	—	—	—	—	15,129	444,944
	10/05/2021(5)	—	—	—	—	2,521	74,143	—	—
	8/15/2022(4)	—	—	—	—	—	—	95,878	2,819,772

(1)	All equity grants listed were made under the Performance Incentive Plan.

(2)

The option expiration date shown in column (e) above is the stated expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control of the Company.

(3)	The market value of the PSUs and RSUs reported above is based on the $29.41 per share closing price of our common stock on the NYSE on the last trading day of 2023.

(4)	Vesting of the PSUs granted in October 2021 is dependent on goals related to free cash flow conversion and ROIC during the period from October 1, 2021, through September 30, 2024. Vesting of the

PSUs granted in August 2022 is dependent on goals related to free cash flow conversion goals and ROIC during the period from January 1, 2022, through December 31, 2024. Vesting of the PSUs granted in February 2023 is dependent on goals related to free cash flow conversion and ROIC during the period from January 1, 2023, through December 31, 2025. The value of the October 2021, August 2022, and February 2023 awards are shown at the target achievement level based on performance-to-date as of the end of 2023.

(5)	The RSUs granted vest in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

(6)	The original option grant vests in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

Narrative to the Outstanding Equity Awards Table

Outstanding equity awards consisted of options, PSUs and RSUs granted under the Performance Incentive Plan. See also “Compensation Discussion and Analysis—2023 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above.

Awards granted under the Performance Incentive Plan have a “double trigger” and, therefore, do not provide for automatic vesting upon a change in control; unless the Compensation Committee makes other arrangements, accelerated vesting will only occur in the event of certain terminations of employment following a change in control, as set forth in the applicable plan.

Option Exercises and Stock Vested in 2023

The following table sets forth information about option exercises and stock awards granted to the Named Executive Officers in prior years that were exercised or vested in 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	—	$ —	586,432	$18,888,975

Mark W. Peterson	319,258	6,365,714	164,400	5,333,116

Jeffrey A. Schoon	—	—	—	—

Michael D. Troutman	35,082	538,328	21,606	681,906

Craig G. Wehr	55,133	754,085	49,903	1,576,294

(1)

The value realized is based on the difference between the exercise price of the options and the sale price of the underlying shares on the date of exercise for shares that were sold. For shares that were held or not otherwise sold upon the exercise of options, the value realized is based on the difference between the exercise price of the options and the average of the high and low trading prices of the Company’s common stock on the NYSE on the date of exercise.

(2)	The value realized is based on the closing trading price of the Company’s common stock on the NYSE on the applicable release or vesting date for PSUs and RSUs, respectively.

Pension Benefits

The following table provides information on the benefits that are accrued under the legacy Zurn Non-Union Pension Plan (the “Pension Plan”) in which Mr. Wehr participates. The Company’s other Named Executive Officers did not participate in any qualified or nonqualified defined-benefit Company pension plans as of December 31, 2023.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year (2) ($)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	—	—	—	—
Mark W. Peterson	—	—	—	—
Jeffrey A. Schoon	—	—	—	—
Michael D. Troutman	—	—	—	—
Craig G. Wehr (3)	Zurn Non-Union Pension Plan	16.41	$596,135	—

(1)

The amount in column (d) represents the actuarial present value of the accumulated pension benefit under the Pension Plan as of the December 31, 2023 measurement date used for financial statement reporting purposes. Participants in the Pension Plan are assumed to retire at age 65, the plan’s earliest termination date with unreduced benefits. For a description of the material assumptions used to calculate the present value of accumulated benefits, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Retirement Benefits” and Note 15 – Retirement Benefits to our audited consolidated financial statements included in our Annual Report.

(2)	This column reports any payments during 2023.

(3)

Mr. Wehr was a participant in the Jacuzzi Brands, Inc. Master Pension Plan, which was merged into the Pension Plan in 2007 in connection with the Company’s acquisition of Zurn. The number of years of credited service is now frozen, but includes prior service with Jacuzzi and Zurn, as well as their affiliates.

Narrative to Pension Benefits Table

Each of our Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. Mr. Wehr also participates in the Pension Plan; however, the other Named Executive Officers do not participate in any qualified or nonqualified defined benefit pension plans of the Company because participation in the Pension Plan, and predecessor plans, was closed to new employees prior to their respective hire dates.

Benefit payments under the Pension Plan are generally based on average annual compensation – including overtime pay and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits for the five consecutive years within the last 10 consecutive years preceding termination of employment that produce the highest average. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. Benefits under the Pension Plan are frozen except that former participants in one prior plan who were at least age 40 on December 31, 2009, including Mr. Wehr, continue to have additional compensation taken into account and will receive benefits based on the five consecutive years within the final 10 consecutive years preceding termination of employment that produce the highest average annual compensation.

Nonqualified Deferred Compensation

The following table sets forth information related to the named executive officers’ participation in the Zurn Elkay Deferred Compensation Plan (the “Deferred Plan”).

Name	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last Fiscal Year End ($)(1)(3)
(a)	(b)	(c)	(d)	(e)	(f)
Todd A. Adams	$100,500	$40,200	$607,572	—	$2,848,564

Mark W. Peterson	44,000	22,000	110,735	—	519,281

Jeffery A. Schoon	34,854	17,427	27,572	—	164,611

Michael D. Troutman	39,500	15,800	137,504	—	815,210

Craig G. Wehr	67,563	23,000	175,527	—	632,912

(1)	All amounts relate to 2023.

(2)

The amounts in column (b) are reported in the “Salary” column of the Summary Compensation Table above and the amounts reported in column (c) are reported in the “All Other Compensation” column of the Summary Compensation Table above.

(3)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings: Mr. Adams—$2,100,292; Mr. Peterson—$342,546; Mr. Schoon was not included in the prior year’s proxy; Mr. Troutman—$617,755; and Mr. Wehr—$369,154.

Narrative to the Nonqualified Deferred Compensation Table

Pursuant to the Deferred Plan, officers of the Company, including the Named Executive Officers, and other employees selected by the Compensation Committee for participation (“Eligible Participants”) may elect to defer payment of up to 75% of their base salary and annual cash incentive bonus. Under the Deferred Plan, the Company makes matching contributions equal to 50% of the first 8% of base salary or bonus that each Eligible Participant defers under the Deferred Plan, with the amount of the Company match being capped at 4% of an Eligible Participant’s base salary.

Eligible Participants may direct the manner in which amounts credited to their accounts are deemed invested by choosing from among investment alternatives that generally parallel those offered under the Company’s 401(k) Plan (except that the Zurn Elkay Stock Fund, certain other funds and any collective investment trusts are not offered under the Deferred Plan). Deemed earnings and losses are periodically credited to Eligible Participants’ accounts based on the investment experience of their deemed investments. Each Eligible Participant may elect to have deferred amounts (as adjusted to reflect deemed earnings experience) distributed after the Eligible Participant’s separation from service in the form of a lump sum payment or in annual installment payments over a period of 5 or 10 years. If an Eligible Participant separates from service prior to the attainment of age 60, any distribution election will be disregarded and the Eligible Participant will receive a lump sum distribution after his or her separation from service. In any event, payments triggered by a separation from service will be delayed for six months following such separation as required under Internal Revenue Code Section 409A. Upon the death of an Eligible Participant or a change in control of the Company, an Eligible Participant’s remaining account balance will be distributed in a lump sum.

Employment-Related Agreements and Potential Payments upon Termination or Change in Control

Employment-related Letter Agreements, Severance Arrangements and Change in Control Benefits. This section describes certain material provisions of Company arrangements related to employment and post-employment compensation.

On December 13, 2018, the Company entered into a letter agreement with Mr. Adams providing for his continued employment with the Company (the “Letter Agreement”). The Letter Agreement currently extends through December 13, 2024, after which it automatically renews for successive one-year terms unless, at least 90 days prior to the expiration of the then-current term, either party provides notice of an intent to terminate the Letter Agreement upon its then-current expiration date. Under the terms of the Letter Agreement, severance and change in control benefits, which provide for longer benefits and restriction periods than for other executive officers, are payable under the Company’s Executive Severance Plan and its Executive Change in Control Plan. The Company does not currently have employment-related agreements with any of its other executive officers.

To provide for uniform treatment of our executive officers, the Company has an Executive Change in Control Plan and an Executive Severance Plan, both of which apply to all current executive officers (including the CEO) and certain other key employees. Mr. Adams is covered by these plans, although at somewhat higher benefit levels than other participants. The Committee periodically reviews these benefits to help assure that they remain at appropriate levels. The Executive Change in Control Plan provides potential benefits upon certain terminations that occur in connection with a change in control. The Executive Change in Control Plan provides that, in the event of a qualifying termination, unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control. The Executive Severance Plan sets uniform benefits levels in the event of a termination of an executive officer without cause other than in connection with a change in control transaction.

Among other things, the agreements and plans specify the effects if the Company terminates a Named Executive Officer without cause, or a Named Executive Officer leaves the Company for good reason, and determines the compensation payable upon such events, as well as payments in connection with a change in control, as follows:

Termination not for cause and not in connection with a change in control

Pursuant to the Letter Agreement with Mr. Adams and the Executive Severance Plan, in the event the Named Executive Officer is terminated without “cause,” the Named Executive Officer generally will be entitled to receive:

•

for Mr. Adams, severance payments equal to the sum of his current base salary plus his annual target bonus multiplied by two, payable in installments over a 24-month period, as well as (i) payments for any accrued but unpaid base salary, unused vacation, and unreimbursed expenses, (ii) any unpaid bonus earned with respect to any year ending on or prior to the date of termination and (iii) a pro-rated annual bonus for the year in which the termination occurs;

•	for the other Named Executive Officers, severance payments equal to the sum of the officer’s current base salary, payable in installments over a 12-month period;

•	continued participation, with related employer contributions, in the Company’s medical plans for 12 months (24 months in the case of Mr. Adams); and

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable in accordance with the terms and conditions set forth in such awards or the plan governing the awards (for Mr. Adams, vested options will be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options).

“Cause” generally includes each Named Executive Officer’s: willful and continued failure to perform his or her duties following opportunities to cure; conviction of (or pleading guilty or no contest to) a felony or any crime involving moral turpitude; gross misconduct in the performance of his or her employment duties; and breach of (i) any representation, warranty or covenant under the Executive Severance Plan, (ii) an award agreement, or (iii) an employment agreement or other agreement or arrangement with the Company.

Termination in connection with a change in control

Pursuant to the Letter Agreement with Mr. Adams and the Executive Change in Control Plan, if, within 90 days prior to or two years following a “change in control,” the Named Executive Officer is terminated without cause or resigns for “good reason,” the Named Executive Officer generally will be entitled to receive:

•

for Mr. Adams, severance payments equal to the sum of his current base salary plus his annual target bonus multiplied by two, payable in installments over an 18-month period (or, in a lump sum after termination or change in control if the change in control does not meet certain requirements under Internal Revenue Code Section 409A), as well as (i) payments for any accrued but unpaid base salary, unused vacation, and unreimbursed expenses, (ii) any unpaid bonus earned with respect to any year ending on or prior to the date of termination and (iii) a pro-rated annual bonus for the year in which the termination occurs;

•

for the other Named Executive Officers, severance payments equal to the officer’s current base salary multiplied by 1.5, payable in installments over an 18-month period (or, in a lump sum after termination or change in control if the change in control does not meet certain requirements under Internal Revenue Code Section 409A);

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest, and all vested options shall be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options; provided, however, that the limits under the Performance Incentive Plan intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 will be applied only to the extent that such limits increase the after-tax amount the Named Executive Officer receives;

•

unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control; and

•	continued participation, with related employer contributions, in the Company’s medical plans for 18 months (24 months in the case of Mr. Adams).

A “change in control” of the Company generally will be deemed to occur when a person acquires more than 50% of the outstanding shares or voting power of Zurn Elkay’s stock; a majority of the board consists of individuals who were not approved by a majority of the incumbent board; or Zurn Elkay engages in a specified business combination or is dissolved. Upon a change in control of the Company, the Named Executive Officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above. “Good reason” is generally when the scope of a Named Executive Officer’s employment with the Company “negatively and materially” changes; the Named Executive Officer’s salary or target bonus opportunity is materially reduced; or the Named Executive Officer’s principal office is to be relocated more than 50 miles from its present location. In the case of Mr. Adams, good reason also includes the failure by the Company to reelect him to the board.

Other terminations

In addition, under the arrangements, the executives would be entitled to certain benefits upon other termination events as follows:

•

In the event of a termination due to death or disability, Mr. Adams would be entitled to receive, in addition to any unpaid base salary, unused vacation, unreimbursed expenses, (i) unpaid bonus earned with respect to any year ending on or prior to the date of termination, (ii) a pro-rated annual bonus for the year in which the termination occurs and (iii) all unvested options and long-term incentive awards granted to Mr. Adams will vest and be exercisable; all Named Executive Officers would be entitled to disability insurance benefits or life insurance proceeds under applicable plans; and for executives other than Mr. Adams, the executive’s unvested long-term incentive awards will vest or be forfeited, and any vested stock options will be exercisable in accordance with their terms.

•

If the executive terminates his employment without good reason and not in connection with a change in control, then the executive will not be entitled to benefits under the Change in Control Plan and, in accordance with the terms of their grants, all unvested long-term incentive grants will be forfeited and cancelled and all vested stock options shall remain exercisable in accordance with their terms.

•

If the Company terminates the executive’s employment without cause and other than for disability, the executive’s long-term incentive grants shall vest or be forfeited in accordance with their terms, and any stock options shall be exercisable in accordance with their terms (but not less than 90 days).

If the Company terminates the executive for cause, no additional benefits would be paid to the executive and all outstanding stock options (vested and unvested), RSUs, PSUs and other long-term incentives would be immediately forfeited and cancelled.

Under the Letter Agreement with Mr. Adams, the Executive Change in Control Plan and the Executive Severance Plan, the Company is also protected from competition by the Named Executive Officers after their employment with the Company would cease. Upon termination, the Named Executive Officers agree to not interfere with the relationships between the customers or employees of Zurn Elkay for two years and one year (two years in the case of Mr. Adams), respectively. In addition, the Named Executive Officers agree that they will not compete with Zurn Elkay over a two-year period following termination and in geographical locations proximate to Zurn Elkay’s operations. Further, the Named Executive Officers have agreed to related confidentiality requirements after the termination of their employment and have agreed to provide a release of claims to the Company.

Other Potential Payments to the Named Executive Officers. In addition, for all officers and employees, including the Named Executive Officers, awards granted under the Performance Incentive Plan have a “double trigger” and, therefore, do not provide for automatic vesting upon a change in control; unless the Compensation Committee makes other arrangements, accelerated vesting will only occur in the event of certain terminations of employment following a change in control, as set forth in the applicable plan. Vesting is also subject to any limitations in the plans intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 (with such limitations being modified by the arrangements described above).

Potential Benefits Table. The following table sets forth the estimated current value of benefits that could be paid to the Named Executive Officers upon various events of termination or a change in control under Mr. Adams’ Letter Agreement, the Executive Change in Control Plan and the Executive Severance Plan, as well as the terms of other benefits plans available to the Named Executive Officers. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The table reflects the amounts that could be payable under the various arrangements if a termination event or change in control had occurred at December 31, 2023, using the provisions of the Letter Agreement with Mr. Adams, the Executive Change in Control Plan and the Executive Severance Plan. In addition, the table does not include certain payments or benefits, such as accrued vacation time, that are generally otherwise available on a non-discriminatory basis to all U.S. salaried employees or that were earned irrespective of the termination and/or the arrangements described above.

Name	Cash ($) (1)	Equity ($)(2)	Pension / Non-Qualified Deferred Compensation ($)(3)	Perquisites / Benefits	Tax Reimbursement	Other	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Termination Due to Death or Disability

Todd A. Adams	$1,256,250	$33,789,917	—	—	—	—	$35,046,167
Mark W. Peterson	550,000	—	—	—	—	—	550,000
Jeffrey A. Schoon	264,000	—	—	—	—	—	264,000
Michael D. Troutman	197,500	—	—	—	—	—	197,500
Craig G. Wehr	575,000	—	—	—	—	—	575,000

Termination By the Company Without Cause and Not in Connection with Change in Control

Todd A. Adams	5,778,750	—	—	46,658	—	—	5,825,408
Mark W. Peterson	550,000	—	—	23,185	—	—	573,185
Jeffrey A. Schoon	440,000	—	—	23,185	—	—	463,185
Michael D. Troutman	395,000	—	—	23,185	—	—	418,185
Craig G. Wehr	575,000	—	—	23,185	—	—	598,185

Termination By the Company Without Cause, or By the Executive for Good Reason, in Connection with Change in Control

Todd A. Adams	5,778,750	33,789,917	—	46,658	—	—	39,615,325
Mark W. Peterson	825,000	8,114,233	—	34,778	—	—	8,974,011
Jeffrey A. Schoon	660,000	2,387,133	—	34,778	—	—	3,081,911
Michael D. Troutman	592,500	1,462,204	—	34,778	—	—	2,089,482
Craig G. Wehr	862,500	8,134,128	—	34,778	—	—	9,031,406

(1)

Any amounts included in column (b) that relate to an annual bonus payment are shown at the target bonus amount (both for Company performance and individual personal performance multiplier) and do not necessarily reflect the actual amounts that would be paid to the individual if the termination event were to occur.

(2)

If within 90 days prior to or two years following a change in control, the Company terminates the executive without cause, or the executive resigns for good reason, all unvested equity awards will become vested upon such termination. Unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria, such as PSUs, would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control. Pursuant to the arrangements, upon a termination other than in connection with a change in control, equity awards and long-term incentives may not be subject to accelerated vesting; however, pursuant to the terms of his Letter Agreement, all unvested options and long-term incentive awards granted to Mr. Adams will also vest in the event of his death or disability.

With respect to options, the amount shown represents the difference in value of the outstanding unvested options between their exercise price and the $29.41 per share closing price of the Company’s common stock on the NYSE on the last trading day of 2023 (underwater options, if any, are shown as $0). With respect to RSUs, the amount shown represents the value of the unvested RSUs based on the closing price on the NYSE on the last trading day of 2023. With respect to PSUs, the amount shown represents the value of the unvested PSUs at the greater of target or where actual performance was tracking as of the end of 2023 based on the closing price on the NYSE on the last trading day of 2023. The amount does not include the value of any awards that have already vested at year end, even though the Named Executive Officer could receive the value of those awards in connection with a termination, along with other already-earned compensation.

(3)

Mr. Wehr is a vested participant in the Pension Plan and, therefore, he (or his beneficiary) is entitled to receive payments pursuant to the Pension Plan upon his death, disability or otherwise upon reaching retirement age. However, such benefits are not increased due to any of the events stated in this table. See the “Pension Benefits” table above. All executive officers are eligible to participate in the Deferred Plan. Benefits under the Deferred Plan are not increased, nor is vesting accelerated, as a result of any of the reported events of termination of employment, although in certain circumstances the distribution of amounts otherwise due may be made at an earlier date. See “Nonqualified Deferred Compensation” above.

Under the arrangements described above, upon other events of termination (e.g., voluntary resignation, retirement), the Named Executive Officers would receive a payment for accrued salary and bonus, as well as the right to the value of already vested equity awards, both of which are generally available on a non-discriminatory basis to all other U.S. salaried employees, and would not receive any other payments or benefits that are generally not available on a non-discriminatory basis to all other U.S. salaried employees. Further, if the Company terminates the executive for cause, no additional benefits would be paid to the executive and all vested and unvested stock options, unvested RSUs and PSUs, and other unvested long-term incentives would be immediately forfeited and cancelled.

PAY RATIO DISCLOSURE

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for 2023:

•	Median of annual compensation of all employees worldwide excluding the CEO – $57,385

•	Annual total compensation of the CEO – $9,905,918

•	Ratio of CEO annual total compensation to median employee compensation – 172:1

As a result of certain changes in the Company’s employee population during 2023, the Company prepared a new reasonable estimate of the median employee from a compensation perspective by collecting cash compensation (salary and cash bonuses) for the period from November 1, 2022, through October 31, 2023, for all employees worldwide who were employed by the Company as of October 31, 2023 (the “determination date”). For those employees compensated in foreign currencies, exchange rates at year-end were used to convert their compensation into U.S. dollars. To determine the ratio disclosed above, the Company calculated the median employee’s compensation for the period noted above in accordance with the rules applicable to the compensation elements included in the Summary Compensation Table and compared such compensation to the compensation reported in the Summary Compensation Table for our CEO.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
The table below provides compensation for our principal executive officer and our named executive officers calculated under the regulations. Company total stockholder return, as well as the return of our total stockholder return comparator group, the S&P 1500 Industrials Index, is also provided. Financial performance is provided for the required net income measure, as well as our company selected metric, adjusted EBITDA.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Value of Initial Fixed $100 Investment— Total Stockholder Return	Value of Initial Fixed $100 Investment— Peer Group Total Stockholder Return	Net Income ($M)	Adjusted EBITDA ($M)
	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$9,905,918	$17,826,587	$1,721,964	$1,551,447	251	171	$112.7	$339.5
2022	1,420,254	(5,887,343)	1,364,195	160,294	179	142	61.7	264.6
2021	16,770,337	56,830,353	2,665,317	7,484,820	305	152	120.9	195.8
Transition Period (April 1, 2020 - December 31, 2020)	8,729,058	18,023,901	2,053,445	3,644,944	159	124	118.2	307.5
Fiscal 2020 (April 1, 2019, to March 31, 2020)	6,932,834	6,166,486	1,472,364	1,426,142	90	80	165.7	460.2

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Adams for each corresponding year in the “Total” column of the Summary Compensation Table included above in “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Adams, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Adams during the applicable period. The adjustments required by Item 402(v) of Regulation
S-K
to Mr. Adams’s total compensation for each year reported in the Summary Compensation Table, are set forth below in the PEO Compensation Actually Paid table.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Adams, who has served as our Chief Executive Officer since 2009) in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) For 2023, Mark W. Peterson, Jeffrey A. Schoon, Michael D. Troutman and Craig G. Wehr; (ii) for 2022, Mark W. Peterson, Rodney L. Jackson, Michael D. Troutman and Craig G. Wehr; (iii) for 2021, Mark W. Peterson, Rodney L. Jackson, Michael D. Troutman, Craig G. Wehr and Kevin J. Zaba; (iv) for the Transition Period, Mark W. Peterson, Kevin J. Zaba, George J. Powers and Craig G. Wehr; and (v) for 2020, Mark W. Peterson, Kevin J. Zaba, George J. Powers and Craig G. Wehr.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Adams), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Adams) during the applicable year. As required by Item 402(v) of Regulation
S-K,
the average total compensation for the NEOs as a group (excluding Mr. Adams) for each year was adjusted as set forth in the
Non-PEO
NEO Compensation Actually Paid table below, using the same methodology described above in Note 2.

(5)
Total Stockholder Return is calculated by dividing the (i) sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and at the beginning of the measurement period by (ii) the Company’s share price at the beginning of the measurement period.

(6)	Peer Group Total Stockholder Return is calculated in substantially the manner described in Note 5, based on the S&P 1500 Industrials Index.

(7)
Includes net income generated by our Process and Motion Control business prior to the spin-off
of that business on October 4, 2021, and net income generated by Elkay Manufacturing Company, following its acquisition by the Company on July 1, 2022.

(8)
Adjusted EBITDA is defined as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock-based compensation expense, other (income) expense, LIFO (income) expense, unbudgeted acquisitions and other nonrecurring items translated at constant currency as used for internal management reporting. While we use other financial and non-financial
performance measures for the purpose of evaluating performance for our compensation programs, we have determined that Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs to Company performance. Adjusted EBITDA includes adjusted EBITDA generated by our Process and Motion Control business prior to the spin-off
of that business on October 4 and adjusted EBITDA generated by Elkay Manufacturing Company, following its acquisition by the Company on July 1, 2022.

Adjustment Tables PEO Compensation Actually Paid (1)
Year	Reported Summary Compensation Table Total for PEO	Less Reported Value of Equity Awards	Plus Equity Award Adjustments	Less Reported Change in the Actuarial Present Value of Pension Benefits	Plus Pension Benefit Adjustments	Compensation Actually Paid to PEO
		(2)	(3)	(4)	(4)	(1)
2023	$9,905,918	$6,500,003	$14,420,672	—	—	$17,826,587

(1)	Calculated as required by Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Adams during the applicable period.

(2)
The reported value of equity awards represents the average of the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(3)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. These equity award adjustments are set forth in the PEO Equity Award Adjustments table below.

(4)	Mr. Adams is not a participant in any Company pension plan.
PEO Equity Award Adjustments

Year	Fair Value of Outstanding and Unvested Equity Granted in Fiscal Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$8,222,154	$1,354,590	—	$4,843,928	—	—	$14,420,672
Non-PEO
NEO Compensation Actually Paid

(1)

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Less Average Reported Value of Equity Awards (2)	Plus Average Equity Award Adjustments (3)	Less Average Reported Change in the Actuarial Present Value of Pension Benefits (4)	Plus Average Pension Benefit Adjustments (4)	Average Compensation Actually Paid to Non-PEO NEOs (1)
2023	$1,721,964	$553,763	$398,370	$20,322	$5,198	$1,551,447

(1)	Calculated as required by Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable period.

(2)
The average reported value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the non-PEO
NEOs for the applicable year.

(3)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the same applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. These equity award adjustments are set forth in the
Non-PEO
NEO Equity Award Adjustments table below.

(4)	Only Mr. Wehr participates in a pension plan.
Non-PEO
NEO Equity Award Adjustments

Year	Fair Value of Outstanding and Unvested Equity Granted in Fiscal Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments	Average Equity Award Adjustments
2023	$700,480	$400,806	—	$492,193	—	—	$1,593,479	$398,370
Most Important Pay Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance
philosophy. The metrics that the Company uses for both long-term and short-term incentive awards are selected to incentivize our NEOs to achieve critical business goals that translate into long-term value creation for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid for the most recently completed year to the Company’s performance are as follows:

1.	Adjusted EBITDA
2.	Free Cash Flow
3.	Net Income
Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
Relationship of PEO and Average
Non-PEO
NEO Compensation Actually Paid to Total Stockholder Return
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Adams and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Adams) is aligned with the Company’s cumulative Total Stockholder Return (TSR) over the five years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is largely because a significant portion of the compensation actually paid to Mr. Adams and to the other NEOs is comprised of equity awards. As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company structures NEO compensation so that a meaningful portion is variable and based on the financial performance of the Company or one of its specific businesses or departments.

•
Through the reporting periods above, the movement of both the compensation actually paid to the PEO (PEO CAP) and average compensation actually paid to non-PEO
NEOs (average NEO CAP) track with Zurn Elkay Water Solutions TSR (which outperformed the peer group TSR cumulatively).

•
For the Transition Period, PEO CAP increased from $6.2 million in fiscal 2020 to $18.0 million, and average NEO CAP increased from $1.4 million in fiscal 2020 to $3.6 million. During that same time, the value of an initial $100 investment in Zurn Water Solutions common stock increased from $90 to $159 and the peer group $100 initial investment increased from $80 to $124.

•
For 2021, PEO CAP increased from $18.0 million in the Transition Period to $56.8 million, and average NEO CAP increased from $3.6 million in the Transition Period to $7.5 million. During this same period, there is a correlating increase in the initial $100 investment in Zurn Water Solutions common stock from $159 to $305, and the peer group $100 initial investment increased from $124 to $152.

•
For 2022, PEO CAP decreased from $56.8 million in 2021 to ($5.9 million), and average NEO CAP decreased from $7.5 million to $0.16 million. During this same period, there is a correlating decrease in the initial $100 invested in Zurn Elkay Water Solutions common stock from the high of $305 to $179, and a modest reduction in peer group initial $100 invested from $152 to $142.

•
For 2023, PEO CAP increased from ($5.9 million) in 2022 to $17.8 million, and average NEO CAP increased from $0.16 million to $1.55 million. During this same period, there is a correlating increase in the initial $100 invested in Zurn Elkay Water Solutions common stock from the 2022 level of $179 to $251, and an increase in peer group initial $100 invested from $142 to $171.

Relationship of PEO and Average
Non-PEO
NEO Compensation Actually Paid to Net Income
As set forth above, the amount of compensation actually paid to Mr. Adams, calculated in accordance with Item 402(v) of Regulation
S-K
(PEO CAP), and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Adams), calculated in accordance with Item 402(v) of Regulation
S-K
(average NEO CAP), does not bear a consistent relationship to net income over the five years presented in the table largely driven by transactions that took place during the period (RMT Transaction, Elkay Transaction). For the Transition Period, net income decreased 29% compared to fiscal 2020, while PEO CAP and average NEO CAP increased 192% and 155%, respectively. For 2021, net income increased 2%, while PEO CAP and average NEO CAP increased 215% and 105%, respectively. Prior to the RMT Transaction in October 2021, our results of operations included the operations of our Process & Motion Control business. For 2022, net income decreased 49%, while PEO CAP and average NEO CAP decreased 110% and 98%, respectively. For 2023, net income increased 82%, while PEO CAP went from a negative balance to a positive $17.8 million and average NEO CAP increased from $0.2 million to $1.55 million. Our results of operations in 2022 and 2023 included the results of Elkay Manufacturing Company, which we acquired in July 2022.

Relationship of PEO and Average
Non-PEO
NEO Compensation Actually Paid to Adjusted EBITDA
As set forth above, the amount of compensation actually paid to Mr. Adams, calculated in accordance with Item 402(v) of Regulation
S-K
(PEO CAP), and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Adams), calculated in accordance with Item 402(v) of Regulation
S-K
(average NEO CAP), does not bear a consistent relationship to Adjusted EBITDA over the five years presented in the table largely driven by transactions that took place during the period (e.g. RMT Transaction and Elkay Transaction). For the Transition Period, Adjusted EBITDA decreased 33% compared to fiscal 2020, while PEO CAP and average NEO CAP increased 192% and 155%, respectively. For 2021, Adjusted EBITDA decreased 36% compared to the Transition Period, while PEO CAP and average NEO CAP increased 215% and 105%, respectively. Prior to the RMT Transaction in October 2021, our results of operations included the operations of our Process & Motion Control business. For 2022, Adjusted EBITDA increased 35% compared to 2021, while PEO CAP and average NEO CAP decreased 110% and 98%, respectively. For 2023, Adjusted EBITDA increased 28%, while PEO CAP went from a negative balance to a positive $17.8 million and average NEO CAP increased from $0.2 million to $1.55 million. Our results of operations in 2022 and 2023 included the results of Elkay Manufacturing Company, which we acquired in July 2022.
COMPENSATION AND RISK
The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a risk assessment conducted by WTW during 2023 that was based on Zurn Elkay programs and management practices. After review and discussion of the findings, the Committee discussed and agreed with WTW’s finding that Zurn Elkay’s programs do not create risks that are reasonably likely to have a material adverse effect on the Company.
As described in more detail above, our compensation program is composed of elements that are generally paid on a current or short-term basis (such as base salaries and annual performance-based awards) and elements that are generally paid out on a longer-term basis (such as long-term equity incentives and retirement benefits). We believe this balanced approach of short-term and long-term elements allows us to achieve our compensation objectives of attracting and retaining top executives, creating a pay-for-performance
culture and emphasizing long-term value creation for us and our stockholders without encouraging unreasonable risk taking.

OTHER INFORMATION

We expect to hold our 2025 annual meeting of stockholders on May 1, 2025. Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Securities Exchange Act”), the Corporate Secretary must receive a stockholder proposal no later than November 22, 2024, in order for the proposal to be considered for inclusion in our proxy material for the 2025 annual meeting. To otherwise bring a proposal or nomination before the 2025 annual meeting, you must comply with our bylaws. Currently, our bylaws require written notice to the Corporate Secretary between December 3, 2024, and January 2, 2025. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before December 3, 2024, or after January 2, 2025, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. In addition, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Zurn Elkay nominees must provide notice that sets forth the information required by our bylaws and by Rule 14a-19 under the Exchange Act between December 3, 2024, and January 2, 2025, under the advance notice provision of our bylaws. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

The address of the Corporate Secretary is:

Zurn Elkay Water Solutions Corporation

Attn: Jeffrey J. LaValle

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

A copy (without exhibits) of Zurn Elkay’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2023, will be provided without charge to each record or beneficial owner of shares of Zurn Elkay’s common stock as of the Record Date on the written request of that person directed to: Investor Relations, Zurn Elkay Water Solutions Corporation, 511 W. Freshwater Way, Milwaukee, Wisconsin 53204. See also page 1 of this Proxy Statement. In addition, copies are available on Zurn Elkay’s Investor Relations website at investors.zurnelkay.com.

By order of the Board of Directors

Jeffrey J. LaValle
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

March 22, 2024

APPENDIX A

ZURN ELKAY WATER SOLUTIONS CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of this Plan is to provide Eligible Employees of the Company and its Designated Subsidiaries and Designated Affiliates with an opportunity to purchase Common Stock of the Company. The Plan includes two components: a Section 423 of the Code component (the “423 Component”) and a non-Section 423 of the Code component (the “Non-423 Component”). It is the intention of the Company to have the 423 Component qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. In addition, the Plan authorizes the grant of options under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such options shall be granted pursuant to rules, procedures or sub-plans adopted by the Committee designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company and/or Designated Affiliates. Except as otherwise provided herein, the Non-423 Component will be operated and administered in the same manner as the 423 Component.

2. Definitions.

(a) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

(b) “Base Pay” shall mean regular base pay as of the applicable payroll date and shall not include overtime pay, bonuses or other additional payments. The Committee shall have the discretion to determine the application of this definition to Employees outside the U.S.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the Compensation Committee of the Board or its designee. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 15(c).

(f) “Common Stock” shall mean the common stock of the Company, par value USD $0.01 per share.

(g) “Company” shall mean Zurn Elkay Water Solutions Corporation, a Delaware corporation.

(h) “Contributions” means the payroll deductions or, if permitted by the Committee or its delegate to comply with non-U.S. requirements for the Non-423 Component, amounts contributed to the Plan via cash, check or other means, used to fund the exercise of options granted pursuant to the Plan.

(i) “Designated Affiliate” shall mean an Affiliate that the Committee designates in its sole discretion as eligible to participate in the Non-423 Component from time to time.

(j) “Designated Subsidiary” shall mean a Subsidiary Corporation that the Committee designates in its sole discretion as eligible to participate in the 423 Component from time to time.

(k) “Effective Date” shall be the date the Plan is approved by the Company’s shareholders.

(l) “Eligible Employee” shall mean, (1) for the 423 Component (unless otherwise determined by the Committee prior to a particular Offering Period in a manner consistent with Section 423 of the Code), an Employee (i) who has been continuously employed by the Company or a Designated Subsidiary for at least 90 days and (ii) whose customary employment is thirty (30) or more hours per week. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or from any Offering under the 423 Component, within a manner permitted under Section 423 of the Code, Employees who are (x) “highly compensated employees” (within the meaning of Section 414(q) of the Code) with compensation above a certain level or who are officers or subject to the disclosure requirements of Section 16(a) of the Exchange Act, or (y) citizens or residents of a foreign jurisdiction where the grant of an option under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of an option under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Committee in its sole discretion; and (2) for the Non-423 Component, unless otherwise determined by the Committee, an Employee who is employed by a Designated Affiliate.

(m) “Employee” shall mean any person who renders services to the Company or a Designated Subsidiary or a Designated Affiliate as an employee pursuant to an employment relationship with such Employer.

(n) “Employer” means, with respect to an Offering Period, the entity to which an Employee renders service pursuant to an employment relationship, be it the Company, a Designated Subsidiary or a Designated Affiliate.

(o) “Enrollment Agreement” means the form or procedure established by the Company from time to time and used by Employees to enroll in the Plan. The Company may, in its discretion, determine whether such agreement shall be in written form or electronic form.

(p) “Enrollment Date” shall mean the first day of each Offering Period.

(q) “Enrollment Period” shall mean the period specified by the Company during which Eligible Employees may elect to participate in the Plan as of the upcoming Enrollment Date.

(r) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(s) “Exercise Date” shall mean the last Trading Day of each Offering Period.

(t) “Fair Market Value” shall equal the closing sale price of a share of Common Stock on the New York Stock Exchange (or such other principal national securities exchange on which the Common Stock is then traded) for such date or, if no sale occurred on such date, the closing sale price on the first trading date immediately prior to such date during which a sale occurred as reported in The Wall Street Journal or, failing any such sales, such other market price as the Committee may determine in conformity with pertinent law and regulations of the U.S. Treasury Department.

(u) “Offering” means the grant of rights to an Eligible Employee to purchase shares of Common Stock during an Offering Period in accordance with the Plan. For purposes of this Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of the Company or one or more Designated Subsidiaries or Designated Affiliates will participate, even if the dates of the applicable Offering Periods of each such Offering are identical.

(v) “Offering Period” shall mean the three-month period commencing on or around January 1, April 1, July 1, and October 1 each year; provided that, the Committee may, in its discretion, change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months), the frequency of future Offering Periods, the start dates of future Offering Periods, and the end dates of future Offering Periods.

(w) “Parent Corporation” shall have the same meaning as contained in Section 424(e) of the Code.

(x) “Participant” shall mean any Eligible Employee who completes an Enrollment Agreement and does not discontinue participation in the Plan pursuant to Section 5(d) or 11 of this Plan.

(y) “Plan” shall mean this Zurn Elkay Water Solutions Corporation Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as may be amended, restated or modified from time to time.

(z) “Purchase Price” shall mean an amount equal to eighty five percent (85%) (or such greater percentage, if determined by the Committee prior to a particular Offering Period) of the Fair Market Value of a share of Common Stock as of the first Trading Day or the last Trading Day of the Offering Period, whichever is less. No shares of Common Stock will be purchased under the Plan at less than the par value of the shares of Common Stock.

(aa) “Subsidiary Corporation” shall have the same meaning as contained in Section 424(f) of the Code.

(bb) “Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.

(cc) “U.S.” means the United States of America.

3. Eligibility.

(a) Unless otherwise determined by the Committee (in a manner consistent with Section 423 of the Code for Offerings under the Section 423 Component), any individual who is an Eligible Employee as of the Enrollment Date for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code for Offerings under the Section 423 Component.

(b) Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its Parent Corporation or a Subsidiary Corporation, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Parent Corporation and Subsidiary Corporations accrues at a rate which exceeds Twenty-Five Thousand U.S. Dollars (USD $25,000) worth of stock (determined at the Fair Market Value of the shares as of the beginning of each Offering Period) for each calendar year in which such option is outstanding at any time. These limitations are in addition to any other limitations set forth herein, including any limits that the Company establishes in accordance with Section 5(a).

4. Participation.

(a) An Eligible Employee may become a Participant in the Plan by completing an Enrollment Agreement during an Enrollment Period in accordance with procedures established by the Company from time to time. A Participant’s Enrollment Agreement shall remain in effect from Offering Period to Offering Period, until the Participant’s termination of participation pursuant to Section 11 of this Plan or modification or discontinuance of Contributions pursuant to Section 5(d).

(b) By enrolling, a Participant is deemed to have elected to authorize payroll deductions on an after-tax basis. Except as otherwise provided by the Committee, payroll deductions for a Participant shall begin on the first payroll following the Enrollment Date (subject to any insider trading or other policies of the Company), and shall end when the Enrollment Agreement is discontinued or terminated by the Participant as provided in Section 5(d) or Section 11 hereof. To the extent necessary to comply with non-U.S. requirements for the Non-423 Component, the Company may permit Participants participating in a specified Offering Period to contribute amounts to the Plan through payment by cash, check or other means on each payroll date or such other period determined by the Company.

(c) By enrolling, a Participant is deemed to have elected to purchase the number of whole shares of Common Stock that can be purchased on each Exercise Date during an Offering Period with the Contributions withheld and accumulated during the Offering Period since the preceding Exercise Date.

(d) Participation in the Plan shall be entirely voluntary.

5. Contributions.

(a) At the time a Participant completes an Enrollment Agreement, the Participant shall elect to have Contributions made during the Offering Period in an amount set forth in the Enrollment Agreement, to be expressed, at the sole discretion of the Company, as a percentage of the Participant’s Base Pay or as a U.S. Dollar amount, with the minimum and/or maximum percentage of Base Pay and/or U.S. Dollar amount to be specified by the Company before an Offering Period begins. For the Section 423 Component, any such restrictions established by the Company shall fall within the parameters of Section 423 of the Code. All deductions for this Plan shall be taken after all other deductions required by law or elected by the Participant (including, but not limited to, withholding for income and employment taxes, 401(k) deferrals and cafeteria plan contributions) have been taken and elections made under this Plan shall be effected only to the extent that there are sufficient amounts available to make deductions for this Plan after all other deductions are taken.

(b) All Contributions made for a Participant shall be credited to his or her notional account under the Plan. A Participant may not make any additional payments into such account.

(c) During the course of an Offering Period, a Participant may not amend his or her Enrollment Agreement to increase or decrease the amount of his or her Contributions or discontinue his or her Contributions.

(d) Prior to the start of each new Offering Period, a Participant may modify his or her level of Contributions or elect to discontinue his or her Contributions under Section 5(a) in accordance with procedures established by the Company, including any insider trading policy. Any such change in election shall only apply with respect to a subsequent Offering Period and shall not affect the level of Contributions for the current Offering Period.

(e) Payroll deductions made pursuant to a Participant’s Enrollment Agreement are subject to the withholding of income, employment and other applicable taxes. By executing the Enrollment Agreement, each Participant agrees that such income, employment and other applicable tax withholding may be deducted from other compensation paid to the Participant by the Company or Employer.

(f) The Company will not match any Contributions made by Participants under the Plan.

(g) Unless the Committee otherwise determines, a Participant on a Company paid leave of absence shall continue to be a Participant in the Plan so long as such Participant is on such paid leave of absence. Unless otherwise determined by the Committee, a Participant on an unpaid leave of absence shall not be entitled to participate in any Offering commencing after such unpaid leave has begun but shall not be deemed to have terminated employment for purposes of the Plan. A Participant who, upon failing to return to work following a leave of absence, is deemed not to be an Employee, shall not be entitled to participate in any Offering Period commencing after such termination of employment, and such Participant’s Contribution account shall be paid out in accordance with Section 11. For purposes of the Non-423 Component, the Committee shall have the authority to determine the circumstances pursuant to which the employment relationship shall be treated as continuing intact while the individual is on a leave of absence.

6. Offering Periods. Eligible Employees may enroll in the Plan during an Enrollment Period prior to the start of an applicable Offering Period. The first Offering Period will commence July 1, 2024, and end September 30, 2024. Subsequent Offering Periods will commence on or around October 1, January 1, April 1 and July 1 each year unless changed by the Committee.

7. Grant of Option. At the beginning of each Offering Period, the Plan shall be deemed to have granted each Participant an option to purchase shares of Common Stock for as many whole shares of Common Stock (unless the Committee has determined in connection with a particular Offering Period that fractional shares of Common Stock may be purchased) as they will be able to purchase with the Contributions credited to his or her account during that Offering Period. On each Exercise Date, each Participant will be entitled to receive a number of shares of Common Stock determined by dividing: (i) such Participant’s Contributions accumulated on or prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by (ii) the applicable

Purchase Price, provided that in no event shall any Participant purchase more than 5,000 shares of Common Stock in a particular Offering, subject to adjustment in accordance with Section 22 and the limitations set forth in Sections 3(b), 5(a), and 13 hereof. Unless otherwise determined by the Committee in connection with a particular Offering Period, all such purchases of Common Stock shall be in whole numbers only, rounding down, and the remaining account balance will roll over to next Offering Period.

8. Exercise of Option. A Participant’s option for the purchase of shares of Common Stock shall be exercised automatically on the Exercise Date, and the maximum number of shares of Common Stock subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions in his or her account. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

9. Delivery. As promptly as administratively practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the shares of Common Stock purchased on behalf of a Participant will be credited to an account with a transfer agent or a securities brokerage firm, as determined by the Company, in the name of the Participant. By electing to participate in the Plan, a Participant will be deemed to authorize the establishment of an account in his or her name with the transfer agent or securities brokerage firm selected by the Company. An Employee who is below the legal age limit to open a stock brokerage account under applicable law shall be responsible for taking such steps as are necessary to establish an account. If the Participant desires to sell some or all of his or her shares of Common Stock held in his or her account, he or she may do so (i) by disposing of the shares of Common Stock through the transfer agent or securities brokerage firm subject to any applicable fee, or (ii) through such other means as the Company may permit. The Committee may require a Participant to hold the shares of Common Stock with such transfer agent or securities brokerage firm designated by the Company for a specified period of time or indefinitely.

10. Restriction on Sale of Common Stock Purchased Under the Plan. The Plan is intended to provide shares of Common Stock for investment and not for resale. However, the Company does not intend to restrict or influence the conduct of any Employee’s affairs. An Employee, therefore, may sell or otherwise transfer or dispose of shares of Common Stock that are purchased under the Plan at any time, subject to compliance with any applicable U.S. federal, state or non-U.S. securities laws and the Company’s insider trading and pre-clearance policies and procedures. Notwithstanding the foregoing, the Committee shall have the discretion at its election to impose a holding period during which the sale of shares of Common Stock under this Plan is restricted, provided reasonable advance notice is given to Participants in advance of any Offering Period for which such new holding period will be effective. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE SHARES OF COMMON STOCK.

11. Cessation of Employee Status. As promptly as administratively practicable after a Participant ceases to be an Employee for any reason (including without limitation upon death, disability or retirement), the Participant’s participation in the Plan shall end. All of the Contributions credited to such Participant’s account subsequent to the most recent Exercise Date shall be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 16 hereof, and such Participant’s further participation in the Plan for the Offering Period shall be automatically terminated.

12. Interest. No interest shall accrue on the Contributions of a Participant in the Plan, except as required by applicable law.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 22 hereof, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be two million (2,000,000) shares of Common Stock. The shares of Common Stock may be authorized but unissued shares or treasury shares, including shares bought on the open market or otherwise for purposes of the Plan. If, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase among the Participants in such manner as it may determine in its sole discretion.

(b) The Participant shall have no interest or voting right in shares of Common Stock issued under this Plan until the shares of Common Stock are delivered to the agent designated by the Company as provided for in Section 9 of the Plan.

14. Dividends on shares of Common Stock. All cash and non-cash dividends or distributions paid on Common Stock held in a Participant’s Common Stock account shall be paid to the Participant (or, in the event of the Participant’s death, the Participant’s beneficiary, spouse or estate, determined in accordance with Section 16) in accordance with procedures established by the Company from time to time. The Committee shall have the authority to establish a dividend reinvestment program and rules and procedures related to such program in its discretion.

15. Administration.

(a) The Plan shall be administered by the Committee. Notwithstanding anything in the Plan to the contrary and subject to applicable law, any authority or responsibility that, under the terms of the Plan may be exercised by the Committee, may alternatively be exercised by the Board.

(b) Subject to the terms of the Plan and applicable laws, the Committee shall have the full power and authority to administer the Plan, including, without limitation, the authority to: (i) designate Participants; (ii) appoint the transfer agent or securities brokerage firm designated to hold shares purchased under the Plan on behalf of Participants and direct the administration of the Plan by the designated transfer agent or securities brokerage firm in accordance with the provisions set forth herein; (iii) adopt rules of procedure and regulations necessary for the administration of the Plan, provided that such rules are not inconsistent with the terms of the Plan, and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (iv) determine, in its sole discretion, all questions with regard to rights of Employees and Participants under the Plan, including but not limited to, the eligibility of an Employee to participate in the Plan, including whether an Employee shall be eligible to participate in the 423 Component or the Non-423 Component, and the range of permissible percentages of Base Pay an Eligible Employee may specify to be withheld or contributed and the maximum amount; (v) designate which entities shall be Designated Subsidiaries or Designated Affiliates; (vi) enforce the terms of the Plan and the rules and regulations it adopts; (vii) direct or cause the designated transfer agent or securities brokerage firm to direct the distribution of the shares of Common Stock purchased hereunder; (viii) furnish or cause the designated transfer agent or securities brokerage firm to furnish the Employer with information that the Employer may require for tax or other purposes; (ix) engage the service of counsel (who may, if appropriate, be counsel for the Company or its Affiliates) and agents whom it may deem advisable to assist it with the performance of its duties; (x) prescribe procedures to be followed by Eligible Employees in electing to participate in the Plan; (xi) receive from each Employer and from Eligible Employees such information as shall be necessary for the proper administration of the Plan; (xii) maintain, or cause the designated transfer agent or securities brokerage firm to maintain, separate accounts in the name of each Participant to reflect the Participant’s Common Stock account under the Plan; (xiii) interpret and construe the Plan in its sole discretion; (xiv) correct any defect or administrative error, supply any omission and reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect; and (xv) make any changes or modifications necessary to administer and implement the provisions of the Non-423 Component of the Plan in any non-U.S. jurisdiction to the fullest extent possible, including adopting and amending sub-plans with such provisions as the Committee may deem appropriate to conform with local laws, practices and procedures. Without limiting the generality of the foregoing, the Committee specifically is authorized to adopt rules, procedures and sub-plans, which, for purposes of the Non-423 Component, may be outside of the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Base Pay, the dates and duration of Offering Periods or other periods during which Participants may make Contributions toward the purchase of shares of Common Stock, the method of determining the Purchase Price and the discount from Fair Market Value at which shares of Common Stock may be purchased, any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable sub-plan or policy, the treatment of options to purchase shares of Common Stock upon a change in control or a change in capitalization of the Company, the handling of Contributions, the making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures, and handling of issuances of shares of Common Stock and stock certificates that vary with applicable local requirements. The Committee’s decisions shall be final and binding on all persons.

(c) To the extent not prohibited by applicable laws, the Committee, from time to time, may delegate some or all of its authority under the Plan to a subcommittee or subcommittees of the Committee, or other persons or groups of persons, including members of Company management, as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Committee will be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 15(c).

16. Designation of Beneficiary.

(a) If permitted by the Committee and applicable law, a Participant may file a written designation of beneficiary who is to receive any cash Contributions collected and credited to the Participant’s notional account under the Plan in the event of the Participant’s death prior to the Exercise Date of an Offering Period.

(b) To the extent a beneficiary designation is permitted, such designation of beneficiary may be changed by the Participant in accordance with procedures established by the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Contributions to the executor or administrator of the estate of the Participant.

17. Nontransferability. Neither Contributions credited to a Participant’s account nor any rights to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant, unless otherwise permitted by the Committee. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to cancel the Participant’s Contribution under the Plan in accordance with Section 5(d) hereof. Furthermore, the right to acquire shares of Common Stock under the Plan is not transferable.

18. Use of Funds. All Contributions received or held by the Company or an Employer under the Plan may be used by the Company or Employer for any corporate purpose to the extent permitted by applicable law, and the Company and/or Employer shall not be obligated to segregate such Contributions unless required by applicable law.

19. Reports. Individual notional accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of Contributions, the Purchase Price for shares of Common Stock purchased under the Plan on each Exercise Date, the number of shares of Common Stock purchased under the Plan on each Exercise Date, the remaining cash balance, if any, and, if applicable, the number of shares of Common Stock held by the agent designated to hold the shares of Common Stock for the Participant and the shares of Common Stock purchased by the Participant in connection with participation in any related dividend reinvestment feature.

20. Registration of Shares of Common Stock. The offering of the shares of Common Stock hereunder may be subject to the effecting by the Company of any registration of the shares of Common Stock under any U.S. federal, state or non-U.S. law or the obtaining of the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to, or in connection with, the offering or the issue or purchase of the shares of Common Stock covered thereby. The Company shall make reasonable efforts to effect such registration or qualification or to obtain such consent of approval. The Company intends to file a registration statement with the U.S. Securities and Exchange Commission on Form S-8, covering the shares of Common Stock issuable under the Plan.

21. Voting of Shares of Common Stock. Participants will have the right to vote shares of Common Stock held in their account at shareholders’ meetings in accordance with the terms of the Common Stock.

22. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the shares of Common Stock reserved for issuance under the Plan, as well as any other variables tied to the number of shares of Common Stock or the per share Exercise Price which the Company determines should be adjusted, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. Such adjustment shall be made by the Company, whose determination in that respect shall be final, binding and conclusive.

23. Amendment or Termination.

(a) The Board or Committee may at any time, or from time to time, amend, modify, suspend or terminate this Plan in any respect; provided, however, that to the extent that shareholder approval is required under applicable tax, securities, stock exchange or other laws or rules, no amendment shall be made without such approval.

(b) This Plan and all rights of Employees under any Offering hereunder may terminate at any time, at the discretion of the Committee. Upon any termination of this Plan, all uninvested cash Contribution amounts in the accounts of participating Employees shall be either (i) promptly refunded in total or (ii) refunded to the extent not used to purchase Common Stock, in the sole discretion of the Committee. Such amendments shall be made without the approval of the shareholders of the Company or the consent of any participating Employees.

24. Notices. All notices or other communications by a Participant under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

25. Conditions Upon Issuance of Shares of Common Stock. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Shares of Common Stock shall not be issued with respect to an option granted hereunder unless the issuance and exercise of such option and delivery of such shares of Common Stock shall comply with all applicable provisions of U.S. and/or non-U.S. law, including, without limitation, the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Exchange Act, and the laws of any non-U.S. jurisdiction where an option to purchase shares of Common Stock is, or will be, granted under the Plan.

26. Term of Plan. The Plan was initially adopted by the Board on February 1, 2024 (the “Adoption Date”), and shall become effective on the Effective Date. The Plan shall terminate automatically on the tenth anniversary of the Adoption Date (i.e., February 1, 2034) unless earlier terminated under Section 23 hereof.

27. Treatment of Plan Expenses. To the extent applicable, the Company shall assume the cost of all brokerage commissions or service charges for purchases of shares of Common Stock under the Plan. Any costs incurred for the sale of shares of Common Stock at the request of a Participant or in compliance with any other provisions established herein will be charged against the account of the Participant. Other banking and/or service fees, such as any check or wire fee, will be charged against the account of the Participant.

28. No Guarantee of Employment or Benefits. Participation in the Plan does not constitute a guaranty or contract of employment with the Company, a Subsidiary Corporation or an Affiliate and shall, in no way, interfere with any rights of the Company, a Subsidiary Corporation or an Affiliate to determine the Employee’s employment with the Company, a Subsidiary Corporation or Affiliate. Because the Plan is based solely on voluntary participation and the amounts and number of shares received by a Participant under the Plan depend on the Fair Market Value of the Common Stock on future dates, the benefits or amounts to be received by any Participant are not determinable.

29. Indemnification. The Company shall indemnify and hold harmless the Committee against all liabilities, losses, costs, and expenses, including reasonable attorney’s fees, incurred or suffered by the Committee in connection with its management or administration of the Plan; provided, however, that such indemnity shall not extend to the willful misconduct or gross negligence of the Committee.

30. Withholding. To the extent required by applicable U.S. federal, state, local or non-U.S. law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax, social insurance contribution or other obligations that arise in connection with the Plan. At any time, the Company or Employer may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or Employer to meet applicable withholding obligations. In addition, the Company or Employer may (i) withhold from the proceeds of the sale of shares of Common Stock, (ii) withhold a sufficient whole number of shares of Common Stock otherwise issuable upon purchase having an aggregate Fair Market Value sufficient to satisfy applicable withholding obligations, or (iii) withhold by any other means set forth in the applicable Enrollment Agreement.

31. Applicable Law. The laws of the U.S. state of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

32. Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

33. Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

*****

ANNUAL MEETING OF STOCKHOLDERS OF

To Be Held At:

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

May 2, 2024

9:00 a.m. Central Time

PROXY VOTING INSTRUCTIONS

INTERNET - Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the webpage.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or call 1-201-299-4446 from other countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online or by phone until 11:59 p.m. Eastern Time the day before the meeting date.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17558

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet prior to the meeting.  i

⬛	20330403030000000000 9	050224

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 4, AND 5, AND “1 YEAR” FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.			FOR	AGAINST	ABSTAIN
NOMINEES: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ ◾ FOR ALL EXCEPT (See instructions below)	¡ Todd A. Adams ¡ George C. Moore ¡ Rosemary Schooler	2. Advisory vote to approve the compensation of Zurn Elkay’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement.	☐	☐	☐
		3. Advisory vote to approve the frequency of future advisory votes to approve the compensation of the Company’s named executive officers.	1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐
		4. Approval of the Zurn Elkay Water Solutions Corporation Employee Stock Purchase Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		5. Ratification of the selection of Ernst & Young LLP as Zurn Elkay’s independent registered public accounting firm the fiscal year ending December 31, 2024.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted “FOR” each of the nominees for director listed in Proposal 1, and “FOR” Proposals 2, 4 and 5 and “1 Year” for Proposal 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today https://equiniti.com/us/ast-access to enjoy online access.

☐

ZURN ELKAY WATER SOLUTIONS CORPORATION

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd A. Adams, Mark W. Peterson and Jeffrey J. LaValle, and each of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Zurn Elkay Water Solutions Corporation held of record by the undersigned as of the close of business on March 4, 2024, at the Annual Meeting of Stockholders to be held on May 2, 2024, at 9:00 a.m. Central Time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

1.1	14475